Exhibit 10.36

ASSET PURCHASE AGREEMENT

by and among

AIR PRODUCTS AND CHEMICALS, INC.

and

KMG CHEMICALS, INC.

Dated as of October 19, 2007

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ARTICLE IX Indemnification		50

SECTION 9.01.	Indemnification by Seller	50
SECTION 9.02.	Indemnification by Purchaser	53
SECTION 9.03.	Calculation of Losses	53
SECTION 9.04.	Termination of Indemnification	54
SECTION 9.05.	Indemnification Procedures	54
SECTION 9.06.	Mitigation	55
SECTION 9.07.	Survival of Representations	56
SECTION 9.08.	Access	56

ARTICLE X General Provisions		58

SECTION 10.01.	Assignment	58
SECTION 10.02.	Amendments and Waivers	59
SECTION 10.03.	No Third-Party Beneficiaries	59
SECTION 10.04.	Attorney Fees	59
SECTION 10.05.	Notices	59
SECTION 10.06.	Headings; Certain Definitions	60
SECTION 10.07.	Counterparts	65
SECTION 10.08.	Integrated Contract; Exhibits and Seller Disclosure Letter	65
SECTION 10.09.	Interpretation	65
SECTION 10.10.	Severability; Enforcement	65
SECTION 10.11.	Consent to Jurisdiction	66
SECTION 10.12.	Service of Process	66
SECTION 10.13.	Governing Law	66
SECTION 10.14.	Waiver of Jury Trial	66
SECTION 10.15.	Specific Enforcement	66

ATTACHMENT A	Seller Subsidiaries
ATTACHMENT B	High Purity Process Chemicals
ATTACHMENT C	Knowledge of Seller Definition
ATTACHMENT D	Exceptions to Offers of Employment

EXHIBIT A	Accounting Principles
EXHIBIT B	Form of Assignment and Assumption Agreement
EXHIBIT C	Form of Bill of Sale
EXHIBIT D	Form of Transitional Services Agreement
EXHIBIT E	Form of Site Licenses [Pueblo Gas Pad & Milan Warehouse]
EXHIBIT F	Terms of Subsidiary Business Transfer Agreement
EXHIBIT G	Form of Technology License Agreement
EXHIBIT H	Form of Supply Agreements [Dallas & Milan Tolling Agreements]
EXHIBIT I	Warehousing Agreement Terms
EXHIBIT J	Resale Agreement Terms

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of October 19, 2007 (this “Agreement”), is entered into by and among AIR PRODUCTS AND CHEMICALS, INC., a Delaware corporation (“Seller”), and KMG CHEMICALS, INC., a Texas corporation (“Purchaser”).

WHEREAS Purchaser wishes to purchase from Seller and the subsidiaries of Seller set forth in Attachment A (the “Seller Subsidiaries”), and Seller wishes to sell and to cause the Seller Subsidiaries to sell to Purchaser certain of the assets and liabilities of the Business (as defined in Section 10.06(b)) of the Seller, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale of Assets; Closing

SECTION 1.01.   Purchase and Sale of the Transferred Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.06), (i) Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Transferred Assets (as defined in Section 1.02(a)) and (ii) Seller will cause the Seller Subsidiaries to sell, transfer, assign and deliver to Purchaser, and Purchaser will purchase, acquire, and accept from Seller Subsidiaries, all of Seller Subsidiaries’ right, title and interest in, to and under the Transferred Assets for (A) an aggregate purchase price of $74.6 million in cash (the “Purchase Price”) payable as set forth in Section 1.07 and subject to adjustment as set forth in Section 2.01 and (B) the assumption of the Assumed Liabilities (as defined in Section 1.04(a)).  The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.

SECTION 1.02.   Transferred Assets and Excluded Assets.

(a) The term “Transferred Assets” means all the business, properties, assets, goodwill and rights of Seller and the Seller Subsidiaries of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller or any Seller Subsidiaries that are used or held for use primarily in the operation or conduct of the Business, other than (A) the Excluded Assets (as defined in Section 1.02(b)) and (B) as otherwise provided for in this Section 1.02(a), consisting of:

(i) all owned real property, leaseholds and other interests in real property of Seller or any Seller Subsidiary listed in Section 3.06(a) of the Seller Disclosure Letter or Section 3.06(b) of the Seller Disclosure Letter, in each case together with Seller’s or Seller Subsidiary’s right, title and interest in, to and under all buildings, improvements and fixtures thereon and all other appurtenances thereto (the “Transferred Real Property”);

(ii) all raw materials, work-in-process, finished goods and products, supplies, parts and other inventories (“Inventory”) of Seller or any Seller Subsidiary that as of the close of business on the Closing Date is located on the Transferred Real Property and all other Inventory owned, leased or licensed by Seller or any Seller Subsidiary, in each case that are used or held for use in the operation or conduct of the Business (the “Transferred Inventory”);

(iii) all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles (“Equipment”), of Seller or any Seller Subsidiary that as of the time of the Closing is located on the Transferred Real Property and all other Equipment used or held for use primarily in the operation or conduct of the Business (the “Transferred Equipment”);

(iv) all accounts receivable of Seller or any Seller Subsidiary as of the close of business on the Closing Date that arise primarily out of the operation or conduct of the Business (the “Transferred Receivables”);

(v) all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications, trade names, business names, brand names, copyrights, database rights and moral rights in both published works and unpublished works (including all such rights in user and training manuals, marketing and promotional materials, internal reports and business plans), and all registrations or applications for registration of copyrights thereof and any renewals or extensions thereof in any jurisdiction, designs, design registrations, all rights to any of the foregoing, all rights in any jurisdiction to limit the use or disclosure of any Technology (as defined in Section 1.02(a)(vi)) by a third party, any similar intellectual property or proprietary rights similar to any of the foregoing, licenses, immunities, covenants not to sue and the like relating to the foregoing, all goodwill related to any of the foregoing and any Claims past, present or future arising out of or related to any infringement, misuse or misappropriation of any of the foregoing (collectively, the “Intellectual Property”), in each case, that are owned, leased or licensed by Seller or any Seller Subsidiary as of the time of the Closing, to Purchaser and are used or held for use in the operation or conduct of the Business (other than Licensed Assets (as defined in Section 10.06(b)), including those that are listed on Section 3.07(a) of the Seller Disclosure Letter (the “Transferred Intellectual Property”);

(vi) all trade secrets, inventions, discoveries, ideas (whether patentable or not in any jurisdiction and whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how (“Technology”) owned, leased or licensed by Seller or any Seller Subsidiary and used or held for use in the operation or conduct of the Business (other than Licensed Assets) (the “Transferred Technology”);

(vii) all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (as defined in Section 3.03) (“Permits”) and Environmental Permits issued to Seller or any Seller Subsidiary and that are (x) used or held for use primarily in the operation or conduct of the Business (to the extent such Permits and Environmental Permits are transferable as of the Closing) or (y) listed on Section 1.02(a)(vii) of the Seller Disclosure Letter (the “Transferred Permits”);

(viii) all written contracts, leases, subleases, licenses, indentures, agreements, commitments and all other legally binding instruments (in each case other than leases, subleases, licenses and interests in respect of real property) (“Contracts”) to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary is bound that are listed in Section 3.08(a) of the Seller Disclosure Letter, and all other Contracts to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary is bound (x) to the extent used or held for use in, or arise out of, the operation or conduct of the Business, in the case of Contracts with customers of the Business, and (y) that are used or held for use in, or arise out of, the operation or conduct of the Business, in the case of Contracts that are not with customers of the Business (collectively, the “Transferred Contracts”);

(ix) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items of Seller or any Seller Subsidiary that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Business; and

(x) all books of account, ledgers, general, financial and accounting records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature (in all cases, in any form or medium, provided, that, in the case of data included in the general ledger system, Seller shall only transfer printed copies of such data) of Seller or of any Seller Subsidiary that are located on the Transferred Real Property or are located elsewhere, segregable, and used, held for use or intended to be used exclusively in, or that arise exclusively out of, the conduct or operation of the Business (the “Records”); provided that, except as provided in Section 6.01(a)(i), the Records shall not include any personnel records

(xi) with reference to Business Employees who are employed primarily outside the United States: (A) the employment contracts relating to the Business Employees (the “Employee Contracts”); (B) any agreements for workforce supply entered into between Seller or Seller Subsidiary and any temporary workforce supply agencies (agenzie di somministrazione de personale) relating to temporary workers; (C) any credits indemnities or sums accrued with respect to the Business Employees as of the Closing Date due to Seller or Seller Subsidiary in connection with the Employment Contracts as of the Closing Date, such as:(a) advance payments of severance pay indemnity (TFR); (b) advance payments of accidents’ insurance premiums; (c) advance payments of compensation; (d) so called TFR “Solidarieta”; (e) credits for advance payment of tax on salaries and TFR; and (f) loans to Business Employees for purchase of their houses.

(b) Notwithstanding any other provision of this Agreement, Purchaser is purchasing only the Transferred Assets, and is not purchasing any asset of Seller or any Seller Subsidiary not included in the Transferred Assets pursuant to Section 1.02(a) (all such assets not included in the Transferred Assets being herein referred to as the “Excluded Assets”), none of which Excluded Assets shall be transferred, conveyed, set over, delivered or assigned to Purchaser.  The Excluded Assets shall include the following businesses, properties, assets, goodwill and rights of Seller and the Seller Subsidiaries that are owned, leased or licensed by Seller or any Seller Subsidiaries as of the Closing Date:

(i) all assets listed in Section 1.02(b) of the Seller Disclosure Letter;

(ii) all cash and cash equivalents of Seller or any Seller Subsidiary;

(iii) all insurance policies of Seller or any Seller Subsidiary and all rights and Claims thereunder and, subject to Section 5.12, any proceeds thereof;

(iv) all rights, Claims and credits of Seller or any Seller Subsidiary to the extent relating to any Excluded Asset or any Retained Liability, including any such items arising under any guarantees, warranties, indemnities and similar rights in favor of Seller or any Seller Subsidiary in respect of any Excluded Asset or any Retained Liability (as defined in Section 1.02(b)(iv));

(v) all shares of capital stock of, or other equity interests in, any affiliate of Seller or any other person, which are owned by Seller or any Seller Subsidiary;

(vi) except as specifically provided in Article VI, all assets of or relating to a Seller Benefit Plan;

(vii) all financial and tax records relating to the Business that form part of Seller’s or any Seller Subsidiary’s general ledger (except that copies of relevant portions of such records shall be provided to Purchaser to the extent that such records relate to the Business);

(viii) any refund or credit of Taxes attributable to any Retained Tax Liability (as defined in Section 1.04(b)(v));

(ix) except as provided in Section 6.01(a)(i), all personnel files or records and all originals and copies of tax returns;

(x) all records of Seller or any Seller Subsidiary prepared in connection with the sale of the Business, including bids received from third parties and analyses relating to the Business;

(xi) all rights of Seller or any Seller Subsidiary under this Agreement and any other agreements, certificates and instruments relating to the sale of the Business (or any portion thereof) or otherwise delivered in connection with this Agreement;

(xii) the names and marks set forth on Section 1.02(b)(xii) of the Seller Disclosure Letter and any name or mark derived from, similar to or including any of the foregoing (in each case, in any style or design) (collectively, the “Retained Names”);

(xiii) all Equipment located in Allentown, Pennsylvania, Easton, Pennsylvania, or Dallas, Texas not listed on Section 1.02(b) of the Seller Disclosure Letter that are not primarily used in the operation of the Business or any other assets not used in the Business;

(xiv) all Intellectual Property that cannot be freely and clearly transferred to Purchaser as set forth on Section 1.02(b)(xiv) of the Seller Disclosure Letter;

(xv) all Permits and Environmental Permits of Seller or any Seller Subsidiary that are not used or held for use by Seller or any Seller Subsidiary primarily in the operation or conduct of the Business (other than those set forth on Section 1.02(a)(xv) of the Seller Disclosure Letter) or that are used or held for use by Seller or any Seller Subsidiary primarily in the operation or conduct of the Business but are not transferable (as set forth on Section 1.02(b)(xv) of the Seller Disclosure Letter);

(xvi) all Contracts to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary is bound to the extent not used or held for use in, or do not arise out of, the operation or conduct of the Business, in the case of Contracts with customers of the Business;

(xvii) all rights and Claims of Seller or of any Seller Subsidiary, to the extent relating to any Transferred Asset or any Assumed Liability, consisting solely of (x) such rights, Claims and causes of action arising under insurance policies and (y) all rights to assert Claims that Seller or any Seller Subsidiary, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, relating in any way to (1) the Business’s purchase or procurement of any good, service or product or (2) the purchase or procurement by Seller or any Seller Subsidiary of any good, service or product for, or on behalf of, the Business, in each case, at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Claims;

(xviii) all accounts receivable of Seller or any Seller Subsidiary that are not Transferred Receivables or pursuant to which a payment is owed to Seller or a Seller Subsidiary by an affiliate of Seller;

(xix) any other property or assets of Seller or its affiliates not constituting Transferred Assets;

(xx) all corporate-level services of the type currently provided to the Business by Seller or any of its affiliates (including assets used or held for use by Seller or any of its affiliates in connection with such corporate-level services);

(xxi) the Business  Employees’ salaries, pension, severance pay treatment, retirement benefits, additional monthly salaries, holidays not taken and any and all obligations toward or relative to the Business Employees or arising out of or in relation to the Employee Contracts, whether or not payable and collectable, which have arisen prior to the Closing Date; and

(xxii) all other assets of any kind that are not used or held for use in the operation or conduct of the Business.

SECTION 1.03.   Consents to Certain Assignments; Shared Contracts

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted direct or indirect assignment thereof, without the consent of a third party, would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, claim or right.  If any direct or indirect transfer or assignment by Seller or any Seller Subsidiary to Purchaser, or any direct or indirect acquisition or assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires the consent of a third party, then such transfer or assignment or assumption shall be made subject to such consent being obtained.

(b) Seller and Purchaser shall use their reasonable best efforts to obtain such consents or approvals prior to the Closing; provided that Purchaser agrees that Seller shall not have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract or Permit as a result thereof.  Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, no Business Material Adverse Effect shall have been deemed to have occurred and no condition (except for the consents required by Section 7.02(d)) shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination or (iii) any action, claim or proceeding commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination.  In the event any such consent or approval is not obtained prior to the Closing, Seller shall continue at Purchaser’s request to use all reasonable best efforts to cooperate with Purchaser in attempting to obtain any such consent or approval after the Closing.

(c) In the event that it becomes reasonably apparent to Seller and Purchaser that any such consent or approval with respect to any Shared Contract will not be obtained despite the use of reasonable best efforts with respect thereto, Seller and Purchaser shall use their reasonable best efforts for 180 days thereafter to establish reasonable arrangements with respect to such Shared Contract which result in Purchaser receiving all the existing benefits and bearing all the existing costs, liabilities and burdens with respect to any portion of such Shared Contract which relates to the Business, including but not limited to the subcontracting thereof to Purchaser and enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.  If and to the extent such arrangements cannot be made, Purchaser shall have no obligation with respect to such Shared Contract and Seller shall not have any liability whatsoever to Purchaser arising out of or relating to the failure to make such arrangements.  Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, no Business Material Adverse Effect shall have been deemed to have occurred and no condition (except for the consents required by Section 7.02(d)) shall be deemed not satisfied, as a result of (i) the failure to make any such arrangements or (ii) any action, claim or proceeding commenced or threatened by or on behalf of any person arising out of or relating to the failure to make such arrangements.  In connection therewith, each party agrees that it will take all actions reasonably necessary so that the other party hereto and its affiliates, as applicable, will remain at all times fully in compliance with their obligations under the Shared Contracts as and to the extent such obligations under the Shared Contracts relate to the operation of the Business after the date of the Closing, and that it will cooperate with such other party and its affiliates, as applicable, in connection therewith.

(d) For purposes of this Section 1.03, “reasonable best efforts” shall not include any requirement of Seller or Purchaser to expend money (other than nominal amounts), commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third party.

SECTION 1.04.   Assumption of Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall irrevocably assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due the following obligations, liabilities and commitments of Seller or of any Seller Subsidiary of any nature (collectively, the “Assumed Liabilities”), whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise whether due or to become due:

(i) all obligations, liabilities and commitments arising out of, relating to or otherwise in any way in respect of any of the Transferred Assets, Transferred Permits or the operation or conduct of the Business by Purchaser or its affiliates on or after the Closing Date;

(ii) all obligations, liabilities and commitments arising out of, relating to or otherwise in any way in respect of any suit, action or proceeding (a “Proceeding”) and any Claims, in each case arising out of the operation or conduct of the Business by Purchaser or its affiliates on or after the Closing Date;

(iii) all obligations, liabilities and commitments assumed by Purchaser pursuant to Article VI;

(iv) (A) all obligations, liabilities and commitments arising out of, relating to or otherwise in any way in respect of any and all products manufactured or sold by Purchaser or its affiliates on or after the Closing Date, including obligations, liabilities and commitments for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and other Claims relating to such products, and (B) all service obligations and warranty obligations of Seller or any Seller Subsidiary to repair or replace defective goods or services sold by the Business under the terms of any written contract, commitment or sale transaction entered into in the ordinary course of business and relating to products shipped or services performed not more than six (6) months prior to the Closing Date; provided that Purchaser assumes no obligation of Seller or any Seller Subsidiary for incidental or consequential damages or for any personal injury, or for infringement of Intellectual Property, the sole obligation of Purchaser hereunder being the obligation to repair or replace defective goods or services;

(v) all obligations, liabilities and commitments arising out of, relating to or otherwise in any way in respect of being the owner, lessee or occupant of, or the operator of the activities conducted at, the Transferred Real Property on or after the Closing Date except for such obligations, liabilities and commitments constituting Retained Liabilities;

(vi) all liabilities, obligations and commitments for (A) Taxes arising out of or relating to or in respect of the Business or the Transferred Assets for any Post-Closing Tax Period (as defined in Section 10.06(b)), including the Post-Closing Tax Period of a Straddle Period (as defined in Section 10.06(b)), and (B) Transfer Taxes (collectively, the “Assumed Tax Liabilities”);

(vii) all obligations, liabilities and commitments under Environmental Laws and Environmental Permits arising out of the conduct of the Business after the Closing Date or conditions related to the Transferred Assets where such conditions first come into existence after Closing or to the extent any pre-Closing conditions are exacerbated after Closing; and

(viii) all obligations, liabilities and commitments with respect to the Business Employees (as defined in Section 3.12(a)) that (A) Purchaser has specifically agreed to assume pursuant to Article VI or (B) that transfer automatically to Purchaser or its affiliates under Applicable Law (collectively, the “Covered Employee Liabilities”).

(b) Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall not assume any Retained Liabilities, each of which shall be retained and shall be paid, performed and discharged when due by Seller or a Seller Subsidiary, as applicable.  The term “Retained Liabilities” means:

(i) all obligations, liabilities and commitments of Seller or any Seller Subsidiary to the extent not constituting an Assumed Liability or to the extent arising out of, relating to or otherwise in any way in respect of any Excluded Assets, including but not limited to Accounts Payable;

(ii) all obligations, liabilities and commitments arising out of, relating to or otherwise in any way in respect of any and all products manufactured or sold by Seller or any Seller Subsidiary prior to the Closing Date other than to the extent assumed under Section 1.04(iv);

(iii) all liabilities under Transferred Contracts that arise after the Closing Date but that arise out of or relate to any breach that occurred prior to the Closing Date;

(iv) all obligations, liabilities and commitments with respect to employees and former employees (and their respective beneficiaries and dependents) of Seller or any Seller Subsidiary or any other affiliate of Seller other than the Covered Employee Liabilities; and

(v) all liabilities, obligations and commitments of Seller or any Seller Subsidiary for Taxes arising out of or relating to or in respect of any business, asset, property or operation of Seller (including the Business and the Transferred Assets) for any Pre-Closing Tax Period (as defined in Section 10.06(b)), including the Pre-Closing Tax Period of a Straddle Period (as defined in Section 10.06(b)) (collectively, the “Retained Tax Liabilities”).

SECTION 1.05.   Risk of Loss.  Until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller and the Seller Subsidiaries.  As of the time of Closing, title to all Transferred Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Transferred Assets and be solely responsible for procuring adequate insurance to protect the Transferred Assets against any such loss.

SECTION 1.06.   Closing.  The closing of the Acquisition  (the “Closing”) shall take place at the offices of Air Products, 7201 Hamilton Boulevard, Allentown, PA 18195, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.07.   Transactions to be Effective at the Closing.

(a) At the Closing, Seller and each Seller Subsidiary shall deliver to Purchaser (i) duly executed counterparts of the deeds, bills of sale, assignments and other instruments of transfer necessary to assign the Transferred Assets to the Purchaser; it being agreed that any of such deeds, bills of sale, assignments, instruments of transfer, agreements and other documents shall not require Seller or any Seller Subsidiary to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement or the Ancillary Agreements (as defined in Section 10.06(b)), (ii) duly executed counterparts of the Assignment and Assumption Agreement and Bill of Sale (each defined in Section 10.06(b)), (iii) a duly executed counterpart of the Transitional Services Agreement (defined in Section 10.06(b)), (iv) a duly executed counterpart of the Technology License Agreement (as defined in Section 10.06(b)), (v) a duly executed counterpart of each Supply Agreement (as defined in Section 10.06(b)), (vi) a duly executed counterpart of each Site License, (vii) in the case of each applicable Seller Subsidiary, a duly executed Subsidiary Business Transfer Agreement (as defined in Section 10.06(b), (viii) a duly executed special warranty deed, in a form mutually acceptable to Seller and Purchaser, with respect to the acquisition of the real property in Pueblo, Colorado related to the Business; (ix) original certificates of title to the owned motor vehicles and other assets set forth on Section 3.05(c) of the Seller Disclosure Letter in proper form for being conveyed to Purchaser, and (x) such other agreements, documents, instruments and writings as are required to be delivered by Seller and applicable Seller Subsidiaries at or prior to the Closing pursuant to this Agreement or any Ancillary Agreement or otherwise required in connection herewith or therewith).

(b) At the Closing, Purchaser shall deliver to Seller and the Seller Subsidiaries (i) payment, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), in an amount equal to (A) the Purchase Price plus or minus (B) an estimate, prepared by Seller and delivered to Purchaser at least two business days prior to the Closing Date, of any adjustment to the Purchase Price under Section 2.01, minus (C) the Early Closing Adjustment Amount (as defined in Section 10.06(b)), as set forth in the Early Closing Adjustment Statement (as defined in Section 10.06(b)) delivered by Seller to Purchaser at least two business days prior to the Closing Date (the Purchase Price plus or minus such estimate of any adjustment under Section 2.01 minus the Early Closing Adjustment Amount being hereinafter called the “Closing Date Payment”), (ii) duly executed counterparts of the deeds, bills of sale, assignments and other instruments of transfer necessary to assign the Transferred Assets to the Purchaser, and duly executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities, (iii) a duly executed counterpart of the Transitional Services Agreement, (iv) a duly executed counterpart of the Technology License Agreement, (v) a duly executed counterpart to each Supply Agreement, (vi) a duly executed counterpart of each Site License and (vii) all such other certificates and documents required to be delivered to Seller or any Seller Subsidiary at or prior to the Closing pursuant to this Agreement or any Ancillary Agreement.

ARTICLE II

Purchase Price Adjustment

SECTION 2.01.   Post-Closing Purchase Price Adjustment.

(a)  The Statement.  Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller an unaudited statement (the “Statement”), setting forth the Working Capital (as defined in Section 2.01(d)) as of the close of business on the Closing

Date (“Closing Working Capital”) and a certificate of Purchaser that the Statement has been prepared in compliance with the requirements of Section 2.01(d).  The Statement shall be based upon the results of a physical inventory of the Inventory of the Business conducted within two business days of the Closing Date.  Seller shall have the right to have a representative(s) present at all times during such physical inventory and Purchaser shall give Seller reasonable advanced notice of the time(s) and place(s) at which such physical inventory shall take place.  Seller and the Seller Subsidiaries shall assist Purchaser in the preparation of the Statement and the parties shall provide one another with access at all reasonable times to their respective personnel, properties, books and records of the Business reasonably required in connection therewith.  Seller’s independent auditors may participate in the preparation of the Statement; provided, however, that Seller and the Seller Subsidiaries acknowledge that Purchaser shall have the primary responsibility and authority for preparing the Statement.

(b) Objections; Resolution of Disputes.  During the 30-day period following Seller’s receipt of the Statement, Seller and its independent auditor shall be permitted to review the working papers relating to the Statement.  The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Purchaser on or prior to such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.01.  If a Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).  During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such 30-day period, Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement.  The Accounting Firm shall be PriceWaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing.  Seller and Purchaser shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days of receipt of the submission.  The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.   The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.01(b) shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The fees and disbursements of Seller’s and each Seller Subsidiary’s independent auditors incurred in connection with any review of the Statement and review of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser’s independent auditors incurred in connection with any review of the Statement shall be borne by Purchaser.

(c) Adjustment Payment.  The Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $27.5 million (the “Target Working Capital Amount”), and the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the Target Working Capital Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”).  If the Closing Date Payment is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Payment is more than the Adjusted Purchase Price, Seller shall, within 10 business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds to one or more accounts designated in writing by the party to receive such payment of the amount of such difference, together with interest thereon at a rate equal to the three-month U.S. dollar London interbank offered rate (“LIBOR”) plus 2.0%, from the Closing Date to the date of payment (the “Prime Rate”).

(d) Working Capital.  The term “Working Capital” shall be determined in accordance with Exhibit A (the “Accounting Principles”).  Working Capital shall include the Transferred Inventory, Transferred Receivables and the accrued liabilities set forth in Section 3.04(a) of the Seller Disclosure Letter.  Closing Working Capital is to be calculated in accordance with the same Accounting Principles.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether such calculation was done in accordance with the Accounting Principles, and whether there were mathematical errors in the Statement, and the Accounting Firm is not authorized or permitted to make any other determination, including any determination as to whether the Target Working Capital Amount is correct.  Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 3.04 or any other representation or warranty in this Agreement or as to compliance by Seller with any of its covenants in this Agreement (other than in this Section 2.01).  Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its arbitration of any dispute under this Section 2.01 shall not be admissible in evidence in any suit, action or proceeding between the parties other than to the extent necessary to enforce payment obligations under Section 2.01(c).

SECTION 2.02.   Post-Closing Books and Records.  Except for the consummation of the Closing, Purchaser agrees that, during physical inventory pursuant to Section 2.01(a), it shall use its reasonable best efforts to conduct the Business in the ordinary course in a manner substantially consistent with past practice.  Seller and the Seller Subsidiaries shall cooperate in the preparation of the Statement, including providing any customary certifications as may be required by Purchaser’s auditors.  During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by Section 2.01, Purchaser shall afford to Seller and the Seller Subsidiaries and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by Section 2.01 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Business relevant to the adjustment contemplated by Section 2.01.

ARTICLE III

Representations and Warranties of Seller

Except (i) to the extent arising out of, relating to or otherwise in any way in respect of any Excluded Assets or Retained Liabilities or (ii) as set forth in the disclosure schedule delivered by Seller to Purchaser prior to the date of this Agreement, including the documents attached to or incorporated by reference in such disclosure schedule (collectively, the “Seller Disclosure Letter”), Seller hereby represents and warrants to Purchaser as follows:

SECTION 3.01.   Organization and Standing.  Each of Seller and the Seller Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization, which jurisdiction is set forth in Section 3.01 of the Seller Disclosure Letter.  Each of Seller and the Seller Subsidiaries has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than any such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.  Each of Seller and the Seller Subsidiaries is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  This Section 3.01 does not relate to Environmental Permits, such items being subject to Section 3.14(c).

SECTION 3.02.   Authority; Execution and Delivery; Enforceability.  Seller has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Prior to the Closing, each Seller Subsidiary shall have full corporate power and authority to execute the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Seller has taken all corporate action required by its Articles of Incorporation and By-laws or similar organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements.  Prior to the Closing, each Seller Subsidiary shall have taken all corporate action required by its comparable organizational documents to authorize the execution and delivery of the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreement.  Seller has duly executed and delivered this

Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  Each of the Seller Subsidiaries prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.03.   No Violation; Consents.  The execution and delivery by Seller of this Agreement does not, the execution and delivery by Seller and each of the Seller Subsidiaries of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation by Seller of the Acquisition and the other transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreement and by each of the Seller Subsidiaries of the Acquisition and the other transactions to be consummated by it by such Ancillary Agreements, will not conflict with, or result in any breach of or constitute a default or give rise to any right of termination or acceleration under, any provision of (i)  in the case of Seller, its Articles of Incorporation or By-laws, and, in the case of each of the Seller Subsidiaries, its comparable organizational documents, (ii) any Business Contract (as defined in Section 3.08(b)) or (iii) any judgment or Applicable Law applicable to Seller, any Seller Subsidiary or any of the Transferred Assets, and will not result in the creation of any Lien (as defined in Section 3.05(a)) (other than Permitted Liens (as defined in Section 3.05(a)) or Liens arising from acts of Purchaser or its affiliates) upon any of the Transferred Assets.  No material consent, approval or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller or any Seller Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other applicable Antitrust Laws, (B) compliance with and such filings and notifications as may be required under applicable state property transfer laws or other Environmental Laws (as defined in Section 10.06(b)), (C) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated by this Agreement and by the Ancillary Agreements, and (D) compliance with the Seller’s reporting obligations under the Securities Exchange Act of 1934.

SECTION 3.04.   Financial Statements; Absence of Certain Changes.

(a) Section 3.04(a) of the Seller Disclosure Letter sets forth an unaudited statement of assets and liabilities with respect to the Business at September 30, 2007 (together with the notes thereto, the “Statement of Assets and Liabilities”) and the related unaudited statement of revenues and direct costs with respect to the Business for the 36 months then ended (together with the notes thereto, and collectively with the Statement of Assets and Liabilities, the “Business Financial Statements”), which fairly present, in all material respects, Seller’s historical cost, in conformity with generally accepted accounting principles in the United States as in effect from time to time (“GAAP”) (except that the Statement of Assets and Liabilities lacks footnote disclosure and other presentation items required by GAAP) basis of the assets and liabilities of the Business as of September 30, 2007, and the revenues and direct costs of the Business, based upon or derived from the Transferred Assets and Assumed Liabilities, for the 36 months then ended.

(b) Neither Seller, nor any of the Seller Subsidiaries, have any material liabilities or obligations of any nature, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, related to the Business and required to be reflected in the Business Financial Statements, which were prepared in conformity with GAAP (except that the Statement of Assets and Liabilities lacks footnote disclosure and other presentation items required by GAAP)(“Liabilities”), except (i) as disclosed, reflected or reserved against in the Statement of Assets and Liabilities, (ii) the Retained Liabilities and (iii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Statement of Assets and Liabilities and not in violation of this Agreement (none of which has had or would reasonably be expected to have a Business Material Adverse Effect).

SECTION 3.05.   Assets Other than Real Property Interests.

(a) Seller or a Seller Subsidiary has, or as of the close of business on the Closing Date will have, good and valid title to all Transferred Assets, other than those sold or otherwise disposed of since the date of the Statement of Assets and Liabilities in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, charges, Claims, pledges or other encumbrances of any kind (collectively, “Liens”), except for (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice with respect to the equipment being purchased or leased, (iii) Liens for Taxes and other governmental charges that are not due and payable, that may thereafter be paid without penalty or which are being contested in good faith, and (iv) other non-monetary imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted (the Liens described in clauses (i) through (iv) above, together with the Liens referred to in clauses (B) through (E) of the second sentence of Section 3.06, are referred to collectively as “Permitted Liens”).  All tangible personal property included in the Transferred Assets is in good operating condition and repair, other than normal wear and tear, and is suitable for immediate use in the ordinary course of business.  No item of tangible personal property included in the Transferred Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

(b) This Section 3.05 does not relate to real property or interests in real property, such items being the subject of Section 3.06, or to Intellectual Property, such items being the subject of Section 3.07.

SECTION 3.06.   Real Property.  Section 3.06(a) of the Seller Disclosure Letter sets forth a complete list of all real property and interests in real property owned in fee by Seller or a Seller Subsidiary and used or held by Seller or a Seller Subsidiary for use primarily in the operation or conduct of the Business (collectively, the “Real Property”) and true and complete copies of all deeds (or comparable instruments, with respect to Seller Subsidiaries), and title insurance policies related to the Real Property. Section 3.06(b) of the Seller Disclosure Letter sets forth a complete list of all real property and interests in real property leased by Seller or a Seller Subsidiary and used or held by Seller or a Seller Subsidiary for use primarily in the operation or conduct of the Business (individually, a “Leased Property”).  Seller and each of the Seller Subsidiaries have good and insurable fee title to all Real Property and good and valid title to the leasehold estates in all Leased Property (Real Property or Leased Property being sometimes referred to herein, individually, as “Transferred Real Property”), in each case free and clear of all Liens, except (A) Liens described in clauses (i) through (iv) of Section 3.05(a), (B) leases, subleases and similar agreements set forth in Section 3.06 of the Seller Disclosure Letter, (C) easements, covenants, rights-of-way, restrictions and other similar matters of record, (D) any conditions that may be shown by a current, accurate survey or physical inspection of any Transferred Real Property made prior to Closing, and (E)(i) zoning, building and other similar codes and restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which Seller or any Seller Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way, restrictions and other similar matters, none of which items set forth in this clause (E), individually or in the aggregate, materially impairs the continued use and operation of the Transferred Real Property to which they relate in the conduct of the Business as currently conducted.  This Section 3.06 does not relate to environmental matters, such items being the subject of Section 3.14.

SECTION 3.07.   Intellectual Property.

(a) Section 3.07(a) of the Seller Disclosure Letter sets forth a complete and accurate list of (i) the patents and patent applications, (ii) the trademark and servicemark registrations and applications and material unregistered trademarks, (iii) copyright applications and registrations, (iv) registered Internet domain names, (v) outgoing licenses of any of the foregoing and (vi) incoming licenses of Intellectual Property, in each case that are used in or held for use in the Business.  With respect to patent, copyright and trademark registrations and applications, Section 3.07(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, the jurisdictions where such patents, copyrights or trademarks are registered or where such applications have been filed and all registration and application numbers and any fees that will be due within 180 days following the Closing that will not be paid by Seller.  Seller or a Seller Subsidiary is the sole and exclusive owner of, or has a valid right to use or a license for, the Transferred Intellectual Property and Transferred Technology and no license fees of any kind in respect of such Transferred Intellectual Property and Transferred Technology are required for the use by Seller or the applicable Seller Subsidiary, or for the Purchaser following the Closing (other than fees that may exist for Intellectual Property that is licensed-in by Seller, of such Intellectual Property in those jurisdictions where such Intellectual Property is currently used.  All Transferred Intellectual Property or Transferred Technology owned by Seller or a Seller Subsidiary (“Owned Intellectual Property”) is owned by such entity free and clear of all Liens other than Permitted Liens, and is valid and enforceable.

(b) All Owned Intellectual Property consisting of patents, patent applications, trademark and service mark registrations and applications and copyright applications and registrations has been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each jurisdiction in which a Seller has sought to register such rights (all of which are set forth on the Seller Disclosure Letter), all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been paid to continue all such rights in effect.  Seller and each Seller Subsidiary have complied in all material respects with all applicable notice and marking requirements for such patents and trademarks.

(c) No Claims are pending or, to the knowledge of Seller, threatened, against Seller or any Seller Subsidiary by any person claiming infringement of such person’s Intellectual Property by use of the Transferred Intellectual Property or Transferred Technology in the operation or conduct of the Business as currently conducted.  The operation of the Business, and the use, marketing, licensing and sale of Transferred Inventory from the Business does not violate and has not violated or infringed the rights of any person in any third party Intellectual Property.

(d) The Transferred Assets and the Licensed Assets include all Intellectual Property necessary for the operation of the Business by Purchaser.

(e) To the knowledge of the Seller, there is no and has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Transferred Intellectual Property or Transferred Technology by any third party, including any employee or former employee of the Seller or any of the Seller Subsidiaries.

(f) Neither the Seller nor any of the Seller Subsidiaries has licensed any Transferred Intellectual Property or Transferred Technology to any Person on an exclusive basis, nor has the Seller or any of the Seller Subsidiaries entered into any Contract materially limiting its ability to exploit fully any Transferred Intellectual Property or Transferred Technology.

(g) The Seller and each of the Seller Subsidiaries is not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to the Transferred Intellectual Property or Transferred Technology.

(h) To the knowledge of Seller, no non-public, proprietary Intellectual Property owned by the Seller or the Seller Subsidiaries, has been authorized to be disclosed or actually disclosed by the Seller or any of the Seller Subsidiaries to any

employee or third party other than pursuant to a non-disclosure agreement or other confidentiality obligation that protects the proprietary interests of the Seller and the Seller Subsidiaries in and to such Intellectual Property. To the knowledge of Seller, the Seller and the Seller Subsidiaries have entered into written confidentiality and proprietary rights agreements with all of its past and present employees acknowledging the Seller’s or Seller Subsidiary’s ownership of all Intellectual Property created or developed by its employees within the scope of their employment.  The Seller and the Seller Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential information owned by the Seller and the Seller Subsidiaries. The Seller or the Seller Subsidiaries have also taken reasonable security measures to protect the confidentiality of, and have not disclosed or authorized the disclosure of, any confidential information that is not owned by the Seller or the Seller Subsidiaries, except for instances in which the failure to take such security measures, or the disclosure of or authorization to disclose such information, did not breach any contractual obligation owed by the Seller or any of the Seller Subsidiaries to a third party with respect to such information.

SECTION 3.08.   Contracts.

(a) Except for Contracts (x) set forth in Section 3.08(a) of the Seller Disclosure Letter, (y) this Agreement and the Ancillary Agreements and (z) Contracts entered into after the date of this Agreement in accordance with Section 5.01, neither Seller nor any Seller Subsidiary is a party to or bound by any Contract that is used and held for use primarily in, or that arises primarily out of, the operation or conduct of the Business in each case that is:

(i) written employment Contract;
(ii) employee collective bargaining agreement or other Contract with any labor organization, union or association;
(iii) covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the development, manufacture, marketing or distribution of the products and services of Seller or a Seller Subsidiary that materially limits the conduct of the Business as presently conducted;
(iv) lease, sublease or similar Contract with any person under which Seller or any Seller Subsidiary is a lessor or sublessor of, or makes available for use to any person, (A) any Transferred Real Property or (B) any portion of any premises otherwise occupied by Seller or any Seller Subsidiary that, in either case, specifies annual payments in excess of $100,000;
(v) lease, sublease or similar Contract with any person under which Seller or a Seller Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person that has a future liability in excess of $100,000;

(vi) Contract for the purchase or sale of Inventory, materials, supplies or equipment (other than purchase Contracts and orders for inventory that are reflected on the Statement of Assets and Liabilities) that has an aggregate future liability to any person in excess of $100,000 and is not terminable by Seller or a Seller Subsidiary by notice of not more than 90 days for no cost;
(vii) management, service, consulting or other similar Contract that has an aggregate future liability to any person in excess of $100,000;
(viii) Contract under which Seller or a Seller Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness (other than accounts payable) to, any person or any other note, bond, debenture or other evidence of indebtedness (other than accounts payable) of Seller or a Seller Subsidiary, in any such case which, individually, is in excess of $100,000;
(ix) Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Seller or a Seller Subsidiary or (B) Seller or any Seller Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $100,000;
(x) Contract granting a Lien upon any Transferred Real Property for which the Lien is not a Permitted Lien;
(xi)  Contract providing for indemnification of any person, including Seller or a Seller Subsidiary, with respect to material liabilities relating to the Business, other than the constitutive documents of Seller or any Seller Subsidiary and marketing agreements, property leases and other commercial agreements entered into in the ordinary course of business; or
(xii) other Contract that has an aggregate future liability to any person in excess of $250,000.

(b) All Transferred Contracts listed in Section 3.08(a) of the Seller Disclosure Letter (such Contracts, the “Business Contracts”) are valid, binding and in full force and effect in all material respects and are enforceable in all material respects by Seller, in accordance with their terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.  Seller and the Seller Subsidiaries have performed all obligations required to be performed by them to date under the Business Contracts in all material respects, and they are not in breach or default thereunder in any material respect and, to the knowledge of Seller, as of the date of this Agreement, no other party to any Business Contract is in breach or default of its obligations thereunder in any material respect.

SECTION 3.09.   Permits.

(a) Section 3.09 of the Seller Disclosure Letter lists all material Permits used or held for use primarily in the operation or conduct of the Business. All Transferred Permits are validly held by Seller or a Seller Subsidiary, and Seller or a Seller Subsidiary has complied in all material respects with the terms and conditions thereof. Since January 1, 2004, neither Seller nor a Seller Subsidiary has received written notice of any Proceeding relating to, and, to the knowledge of Seller, there are no facts, circumstances or conditions that would reasonably be expected to result in, the revocation or material modification of any such Transferred Permits. None of such Transferred Permits would reasonably be expected to be subject to suspension, material modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.  This Section 3.09 does not relate to Environmental Permits, such items being the subject of Section 3.14(c).

SECTION 3.10.   Taxes.

(a) Seller and each of the Seller Subsidiaries have timely paid all Taxes imposed on, or in connection with, the Transferred Assets (and filed on a timely basis all Tax Returns required to be filed relating to the Transferred Assets, which Tax Returns were true, complete and correct in all material respects) that are due and payable on or prior to the Closing Date (except for Taxes being contested in good faith and Transfer Taxes).

(b) No material Tax liens have been filed and no material Claims are being asserted in writing with respect to any Taxes due with respect to the Transferred Assets.

SECTION 3.11.   Proceedings.  Except as set forth on Section 3.11 of Seller Disclosure Letter, there are no pending or, to the knowledge of Seller, threatened Proceedings against Seller or any Seller Subsidiary, which arise out of the conduct of the Business.  Section 3.11 of the Seller Disclosure Letter lists, as of the date of this Agreement, each pending Proceeding initiated by Seller or any Seller Subsidiary which arises out of the conduct to the Business.  No Seller nor any of the Seller Subsidiaries, is party or subject to or in default under any material unsatisfied judgment that is applicable to the conduct of the Business.

SECTION 3.12.   Employee Compensation; Benefit Plans.

(a) Section 3.12 of the Seller Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of all individuals employed by Seller and any Seller Subsidiary primarily in the conduct of the Business and their present position and rate of compensation (the “Business Employees”).

(b) Neither Seller, nor any Seller Subsidiary, has taken any action that might result in Purchaser being a party to, or bound by, any Seller Employee Benefit Plan, and Purchaser shall have no liability or obligation under, or be subject to any liability or obligation on account of, any Seller Employee Benefit Plan following the Acquisition including, without limitation, any liability or other obligation with respect to any multiemployer plan or COBRA.

(c) Section 3.12 of the Seller Disclosure Letter contains a true and complete list of all Seller Employee Benefit Plans.

(d) Seller and the Seller Subsidiaries have provided to Purchaser true and correct summaries of all Seller Employee Benefit Plans (including amendments).

SECTION 3.13.   Absence of Changes or Events.  Since the date of the Statement of Assets and Liabilities, (a) there has not been a Business Material Adverse Effect and (b) Seller and the Seller Subsidiaries have caused the Business to be conducted in the ordinary course and substantially in the same manner as previously conducted.

SECTION 3.14.   Compliance with Applicable Laws.

(a) The Business, the Transferred Assets and the Transferred Real Property are and have been, during the three years immediately preceding the date of this Agreement, in compliance with all Applicable Laws in all material respects.  Neither Seller, nor any of the Seller Subsidiaries, have received any written notice or other written communication which has not been finally resolved as of the date of this Agreement from any Governmental Entity that alleges that the Business is not in compliance with any Applicable Laws in any material respect.  This Section 3.14(a) does not relate to matters with respect to Taxes, which are subject to Section 3.10, to Permits, which are subject to Section 3.09, to employee matters, which are subject to Section 3.12, or to environmental matters, which are subject to the other subsections of this Section 3.14.

(b) the Transferred Assets (including the Transferred Real Property) and the operation of the Business are, and have been, during the three years immediately preceding the date of this Agreement, in material compliance with all Environmental Laws, and Seller and each Seller Subsidiary possess, and the Transferred Assets (other than the Transferred Real Property) and the operation of the Business are, and have been, during the three years immediately preceding the date of this Agreement, in material compliance with, all Environmental Permits required to operate the Transferred Assets (including the Transferred Real Property) and the Business, other than any noncompliance with such Environmental Laws or Environmental Permits which has been finally resolved as of the date of this Agreement;

(c) Section 3.14(c) of the Seller Disclosure Letter lists, as of the date of this Agreement, all material Environmental Permits used or held for the operation or conduct of the Business or the ownership of the Transferred Assets (including the Transferred Real Property), (x) all Environmental Permits are validly held by Seller or a Seller Subsidiary, and are in full force and effect and neither Seller nor any of the Seller Subsidiaries have received written notice of any Proceeding relating to the Environmental Permits, (y) to the knowledge of Seller, there are no facts, circumstances or conditions that would reasonably be expected to result in the suspension, modification, revocation or non-renewal of any Environmental Permit, and (z) Seller and Seller Subsidiaries have timely applied for the renewal of such Environmental Permits so that such Environmental Permits remain in full force and effect during the pendency of the renewal application.

To Seller’s knowledge, none of such Environmental Permits would reasonably be expected to be subject to suspension, material modification, revocation or nonrenewal or to not be transferred to Purchaser as a result of the execution and delivery of this Agreement or the consummation of the Acquisition;

(d) There is no pending, or to Seller’s knowledge, threatened, Proceeding to which Seller or any Seller Subsidiary is a party, or claim, demand or notice of violation received by Seller or any Seller Subsidiary, or, to Seller’s knowledge, investigation of Seller or any Subsidiary (including any inspection by any Governmental Entity during the two years immediately preceding the date of this Agreement), alleging any liability, violation of or obligation under or in connection with any Environmental Law  in respect of the Transferred Assets (including the Transferred Real Property) or the operation of the Business, and to the knowledge of Seller, there are no facts, circumstances, or conditions that would reasonably be expected to result in such Proceedings, claims, demands, investigations or notices of violation and Seller and Seller Subsidiaries have made available to Purchaser copies of all pending or threatened Proceedings, claims, demands or notices of violation arising under or in connection with Environmental Law in respect of the Transferred Assets;

(e) there has been no Release or threatened Release of any Hazardous Materials from the operations, acts or omissions of Seller or any Seller Subsidiary in amounts either in amounts in excess of any regulatory standard applicable to such matter, in amounts such that reporting to any Governmental Entity is or was required or in amounts reasonably likely to result in a Business Material Adverse Effect, in, on, at, under, to, about, through or from the soil, subsurface strata, surface water, groundwater or ambient or indoor air or otherwise at any of the Transferred Assets or the Transferred Real Property) and there is not now, nor, since January 1, 2004, has there been in the past, on, in or under any of the Transferred Assets, any underground storage tanks, above-ground storage tanks, dikes or impoundments or any locations of on site disposal of Hazardous Materials or of any other substance that would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws; and

(f) neither Seller nor any Seller Subsidiary has received any written notice of any Proceeding, claim, demand, investigation or notice of violation alleging any liability under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar state statutes or any request for information or similar inquiry under CERCLA or similar state statutes, relating to the Release or threatened Release of any Hazardous Materials or the off-site disposal or arrangement for disposal of any Hazardous Materials which Proceeding, claim, demand, investigation or notice of violation has not been finally resolved as of the date of this Agreement.

(g) Seller and the Seller Subsidiaries have made available to Purchaser copies of all material audits, studies, reports, analyses and results of investigations related to environmental matters, including Environmental Permits, and Phase I and Phase II environmental site assessments, that are in the Seller’s or any Seller Subsidiary’s possession or under its or their control with respect to the Business or the Transferred Assets.

SECTION 3.15.   Labor Relations.

(a) None of the Business Employees set forth on Section 3.12 of the Seller Disclosure Letter is, or within the last three years has been, a member of a bargaining unit covered by a collective bargaining agreement or other labor union contract to which Seller or any Seller Subsidiary is a party;

(b) There are no pending negotiations between Seller or any Seller Subsidiary and any labor union or representative thereof regarding (i) any proposed material changes to any existing collective bargaining agreement applicable to the Business Employees, (ii) the extension or renewal of such an agreement or (iii) the entering into of any collective bargaining agreement or other labor union contract applicable to the Business Employees;

(c) To the knowledge of Seller, neither Seller nor any Seller Subsidiary is in default or has breached, in any material respect, the terms of any collective bargaining or other labor union contract applicable to the Business Employees;

(d) Neither Seller nor any Seller Subsidiary is now, nor has been within the last three years, subject to any union organizing effort, strike, work stoppage or lock out involving any Business Employees;

(e) To the knowledge of Seller, neither Seller nor any Seller Subsidiary is engaged in any material respect in any unfair labor practice with respect to any Business Employees and there is not any material employee grievance which involves any Business Employees pending before any union, organization or Governmental Entity;

(f) To the knowledge of Seller, neither Seller nor any Seller Subsidiary is the subject of any material complaint, charge, investigation, audit, suit or other legal process pending with any Governmental Entity with respect to any Business Employees, or any of the terms or conditions of their employment, by any Governmental Entity;

(g) The Employment Contracts are in compliance with the national collective bargaining agreements applicable to Seller and any Seller Subsidiary and “Dirigenti Aziende Industriali”, as the case may be, and there are no additional company or plant collective bargaining agreements or relationships with any labor unions; and

(h) The Business Employees are the sole employees of Seller or any Seller Subsidiary entitled to be transferred to Purchaser pursuant to Article 2112 of the Italian Civil Code, and no other employees of Seller or any Seller Subsidiary are or can be considered part of the Business nor are any such employees entitled to be transferred to Purchaser pursuant to Applicable Law.

SECTION 3.16.   Accounts Receivable.  All accounts receivable (the “Accounts Receivable”) reflected on the Statement of Assets and Liabilities or the accounting records of the

Business as of the Closing arose or will arise from sales actually made by Seller or the Seller Subsidiaries in the ordinary course of business.  There is no material contest, claim or right of set-off asserted in writing under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable which has not been reserved against on the Statement of Assets and Liabilities or in the accounting records of the Business as of the Closing.  Subject to such reserves, each of such Accounts Receivable either has been or will be collectible  in full, in the ordinary course of business.

SECTION 3.17.   Inventory.  All items included in Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business of Seller and the Seller Subsidiaries, except for obsolete times and items below standard quality, all of which have been taken into account in reserves set forth on the Statement of Assets and Liabilities and the accounting records of Seller and the Seller Subsidiaries as of the Closing.  The Inventory has been valued in accordance with GAAP consistently applied.  Inventory purchased after the date of the Statement of Assets and Liabilities were purchased in the ordinary course of business.  The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of Seller and the Seller Subsidiaries.  Work in process Inventory has been valued as set forth on the Statement of Assets and Liabilities.

SECTION 3.18.   Customers.  Section 3.18 of the Seller Disclosure Letter sets forth a true and accurate list of the ten largest customers of the Business in terms of worldwide revenues as measured within the last twelve months ended September 30, 2007.  Seller has not received, within the last twelve months, written notice from any of such customers of a threat to cancel or otherwise terminate its relationship with Seller or any Seller Subsidiary or to decrease or limit such customer’s purchase of the products or services of the Business, which cancellation, termination, decrease or limitation would have a Business Material Adverse Effect.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.01.   Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (i) on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements or (ii) on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements (a “Purchaser Material Adverse Effect”).

SECTION 4.02.   Authority; Execution and Delivery; and Enforceability.  Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.  Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.03.   No Conflicts; Consents.  The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the articles of incorporation or by-laws or comparable organizational documents of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.  No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under Antitrust Laws, (B)  compliance with and such filings and notifications as may be required under applicable state property transfer laws or Environmental Laws, and (C) compliance with the Purchaser’s reporting obligations under the Securities Exchange Act of 1934.

SECTION 4.04.   Proceedings.  There are not any (a) outstanding judgments against Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are pending or threatened against Purchaser or any of its subsidiaries that, in any such case, individually or in the aggregate, have had or would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05.   Availability of Funds.  Purchaser has or at Closing will have cash available or has or will have at Closing existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement.  The financing required to consummate the Acquisition and the other transactions contemplated by this Agreement is referred to in this Section 4.05 collectively as the “Financing”.  Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser on a timely basis to consummate the Acquisition and the other transactions contemplated by this Agreement.

SECTION 4.06.   Independent Judgment.  Purchaser has been given access to the premises, books, records and offices of Seller and the Seller Subsidiaries, and has had the opportunity to review such other data and other information with respect to the Business and the Transferred Assets as Purchaser has determined is sufficient to evaluate the transaction with Seller contemplated by this Agreement.  In proceeding with the Closing, with respect to Seller, Purchaser will rely solely upon its due diligence and those representations and warranties made by Seller in Article III hereof.  Purchaser acknowledges that neither Seller nor any of its officers, directors, affiliates or agents assume any responsibility for the accuracy and adequacy of any information heretofore or hereafter furnished to Purchaser by or on behalf of Seller with respect to the Business or the Transferred Assets, except as otherwise expressly provided in this Agreement (including the Seller Disclosure Letter).  Without limiting the generality of the foregoing, Purchaser understands that any cost estimates, projections or other predictions contained or referred to in any Exhibit hereto or the Seller Disclosure Letter or which otherwise have been provided to Purchaser by or on behalf of Seller are not and shall not be deemed to be representations or warranties of Seller.  Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such estimates, projections and other predictions, (b) Purchaser is familiar with such uncertainties, (c) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and (d) Purchaser shall have no claim against Seller or any of its officers, directors, affiliates or agents with respect thereto.  Nothing contained in this Section 4.06 is intended to limit the representations and warranties of Seller in Article III hereof or Purchaser’s right to rely upon such representations and warranties.

SECTION 4.07.   No Finder.  Except as set forth in the Purchaser’s disclosure letter, Purchaser has not taken any action which would give to any person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

ARTICLE V

Covenants

SECTION 5.01.   Covenants Relating to Conduct of Business.  Except for matters (i) expressly agreed to in writing by Purchaser or (ii) otherwise expressly permitted or required by the terms of this Agreement, from the date of this Agreement to the Closing, the Seller and the Seller Subsidiaries shall cause the Business to be conducted in the ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use their reasonable best efforts to preserve their relationships with customers, suppliers, distributors and others with whom they deal in the ordinary course of business.  In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms of this Agreement, Seller and the Seller Subsidiaries shall not do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) in connection with the Business:

(a) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business;

(b) permit any of the Transferred Assets to become subjected to any Lien of any nature whatsoever, other than Permitted Liens;

(c) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;

(d) make any material change in any method of accounting or accounting practice or policy other than those required by GAAP or by Applicable Law (solely to the extent such change would be binding on Purchaser, it being understood that no such change shall affect any calculation under Section 2.01);

(e) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material to the Business, taken as a whole;

(f) make or incur any capital expenditures (of a non-emergency nature)(to the extent such capital expenditure would constitute an Assumed Liability) that exceed $250,000 in the aggregate, except for any such capital expenditures for which Seller, the Seller Subsidiaries and their affiliates shall be solely obligated;

(g) sell, lease, license or otherwise dispose of any material Transferred Assets, except for the sale of Inventory in the ordinary course of business and obsolete or excess equipment sold or disposed of in the ordinary course of business;

(h) enter into or amend any lease of real property that constitutes a Transferred Asset, except any renewals of existing leasehold interests that constitute Leased Property in the ordinary course of business consistent with past practice;

(i) enter into any employment contract or collective bargaining agreement, written or oral, or modify the term of any existing Employment Contract, other than in compliance with compulsory applicable company, plant or other collective bargaining agreements;

(j) except as set forth below, increase or commit or promise to increase the cash compensation payable or to become payable to any Business Employee or make any discretionary bonus or management fee payment to any such Person, except bonuses or salary increases to employees at the times and in the amounts consistent with its past practice;

(k) (i) adopt, establish, amend or terminate any Seller Employee Benefit Plan or employee policies and procedures or (ii) take any discretionary action, or omit to take any contractually required action, if that action or omission could either (A) deplete the assets of any

Seller Employee Benefit Plan or (B) increase the liabilities or obligations under any such Seller Employee Benefit Plan;

(l) waive any of its rights or claims that in the aggregate are material to the Business, provided that it may negotiate and adjust bills in the course of good faith disputes with customers and vendors in a manner consistent with past practice;

(m) amend in any material respect or terminate any Business Contract of Seller or any of its Permits; or

(n) agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 5.02.   Access to Information.

(a) Seller shall afford, and shall cause the Seller Subsidiaries to afford, Purchaser and its accountants, counsel and other representatives reasonable access for the purpose of facilitating the Closing and the consummation of the other transactions contemplated hereby, upon reasonable prior notice during normal business hours during the period prior to the Closing, to the personnel, properties, books, Contracts, commitments and records and the Transferred Real Property (excluding any confidential personnel records) relating to the Business; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, the Seller Subsidiaries or the Business.  Such access excludes any right or permission to disturb surface or subsurface conditions at the Transferred Real Property or to perform any sampling or testing of any Transferred Assets or the soil, subsurface strata, surface water, groundwater, sediments or ambient air at, on, in or under the Transferred Assets (including the Transferred Real Property) (including, for example, the preparation of any Phase II environmental assessments). Notwithstanding the foregoing, Seller and each of the Seller Subsidiaries need not disclose to Purchaser (i) any document or information that is confidential pursuant to, or the disclosure of which would, as determined by Seller’s counsel, be reasonably likely to result in a violation of, Applicable Law or pursuant to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to matters that are highly sensitive if the exchange of such documents (or portions thereof) or information would, as determined by Seller’s counsel, be reasonably likely to violate any attorney-client privilege of Seller or such Seller Subsidiaries.  If any material is withheld by Seller or any Seller Subsidiary pursuant to the immediately preceding sentence, Seller shall inform Purchaser as to the general nature of what is being withheld.  Seller and each Seller Subsidiary may redact such portions of its books and records that do not relate to the Transferred Assets, the Assumed Liabilities or the Business.

(b) Update of Seller Disclosure Letter.

(i) Prior to the Closing Date, Seller may, at its sole option, update the Seller Disclosure Letter with additional disclosures that have arisen since the date of this Agreement.  In the event that Seller chooses to exercise such option, Seller shall provide such additional disclosures to Purchaser by written notice in accordance with Section 10.05 no later than seven calendar days prior to the Closing Date.

(ii) Upon receipt of written notice, Purchaser shall have until five business days after receipt of such notice to terminate this Agreement pursuant to Section 8.01(a)(vi) by delivering written notice thereof to Seller in accordance with Section 10.05.  In the event that Purchaser does not exercise such termination right, the additional disclosures delivered by Seller shall be deemed to be part of the Seller Disclosure Letter as delivered to Purchaser on the date of this Agreement for all purposes of this Agreement, including this Article V.

(iii) In furtherance of the foregoing, each party acknowledges that, except as set forth in this Section 5.02, the exercise, or failure to exercise, by either party of any right, power or privilege pursuant to this Section 5.02 shall not operate as a waiver of any other right, power or privilege of such party under this Agreement.

SECTION 5.03.   Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Seller dated as of April 20, 2007 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business and the Transferred Assets; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or any Seller Subsidiary concerning Seller or any of its affiliates (other than with respect to the Business or the Transferred Assets) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(b) After the Closing Date, Seller, the Seller Subsidiaries and their affiliates shall keep confidential, and cause their affiliates and instruct their officers, directors, employees and advisors to keep confidential, all information relating to the Business and the Transferred Assets, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.03(b).

SECTION 5.04.   Reasonable Best Efforts.

(a) On the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use its reasonable best efforts to cause the Closing to occur, including taking all actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing.  Without limiting the requirements for Closing set forth in Section 1.07 or the provisions set forth in Article VII, each party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date.  Seller and Purchaser shall not, and shall not permit any of their respective affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.

(b) Each party shall use its reasonable best efforts to have any restraint or prohibition of the type described in Section 7.01(b) terminated as promptly as practicable.

(c) Without limiting Section 5.04(a), Purchaser and Seller shall use their reasonable best efforts to obtain, or to cause to be obtained, any Permit or Environmental Permit for Purchaser needed to replace any permit used by a Seller in connection with the Business that is not a Transferred Permit pursuant to Section 1.02(a)(vii); provided, that no party shall be obligated to pay any consideration to any third party or Governmental Entity from whom such Permits or Environmental Permits are requested under this Section 5.04(c).

(d) Each of Seller and Purchaser shall (i) file or cause to be filed as promptly as practicable, but in no event later than 20 business days following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) all notification and report forms that may be required for the transactions contemplated by this Agreement and the Ancillary Agreements and any supplemental information requested in connection therewith pursuant to the HSR Act, and (ii) make such other filings and any similar required notification under the laws of any foreign jurisdiction as promptly as practicable, but in no event later than 20 business days following the execution and delivery of this Agreement, as are necessary under the Antitrust Laws and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto.  Neither party shall include in any such filing, notification or report form referred to in clauses (i) and (ii) of the immediately preceding sentence a request for early termination or acceleration of any applicable waiting periods without the prior written consent of the other party.  Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and other Antitrust Laws.  Seller and Purchaser each shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and other Antitrust Laws.  Seller and Purchaser each shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entity and shall comply with any such inquiry or request as promptly as practicable.  Each party shall use its reasonable best efforts to obtain clearance required under the HSR Act and other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable.

(e) Seller and Purchaser shall use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as practicable.  Seller and Purchaser shall not extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated on the Closing Date, except with the prior written consent of the other party hereto. If any Antitrust Proceeding is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement and the Ancillary Agreements under any Antitrust Law, Seller and Purchaser shall use their reasonable best efforts to resolve (and to avoid the institution of) any such Antitrust Proceeding.  If, notwithstanding such reasonable best efforts, any such Antitrust Proceeding is instituted, Seller and Purchaser shall further use their reasonable best efforts to contest such Antitrust Proceeding until each such Antitrust Proceeding is resolved pursuant to a settlement or a final nonappealable court order.

(f) For purposes of this Section 5.04, reasonable best efforts of the parties shall not include any requirement of the parties to offer or grant any accommodation (financial or otherwise) to any third party or Governmental Entity (other than nominal application and filing fees) or divest any of the assets or businesses of any party.

(g) Prior to the Closing, each party shall, and shall cause its affiliates to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the consummation of the Acquisition; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

SECTION 5.05.   Expenses; Transfer Taxes.

(a) Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, including Sections 5.07, 8.02(b) and 10.04 and Article IX, each of the parties hereto shall be responsible for the payment of its own costs and expenses incurred in connection with the negotiations leading up to and the performance of its own obligations pursuant to this Agreement and the Ancillary Agreements, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

(b) The filing fees required under the HSR Act shall be borne by Purchaser.

(c) All Transfer Taxes applicable to the conveyance and transfer from Seller and the Seller Subsidiaries to Purchaser of the Transferred Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Purchaser.  Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 5.06.   Tax Matters.

(a) Cooperation.  Seller and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

Each party and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other party and its affiliates to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, each party shall, and shall cause each of its affiliates to, (i) use its reasonable best efforts to properly retain and maintain such records until such time as the other parties agree that such retention and maintenance is no longer necessary and (ii) to allow the other parties and their agents and representatives (and agents or representatives of any of their affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the parties may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party’s expense.

(b) Straddle Period. Any sales, value-added, goods and services, stamp duties, property, ad valorem and similar Taxes (other than Taxes described in Section 5.05(c)) imposed with respect to a Straddle Period shall be allocated between the portions of the Straddle Period in the following manner:  (i) in the case of a property Tax for a Straddle Period, the amount of such Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value-added and similar transaction-based Taxes (other than Taxes described in Section 5.05(c) and 5.06(b)(i)) for a Straddle Period, such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

(c) Allocations.  Within 90 days after the Closing Date, or, if later, within 90 days after any post-Closing Adjusted Purchase Price becomes final and binding as provided in Article II hereof, Purchaser shall propose to Seller in writing an allocation of the applicable portions of the Purchase Price to Transferred Assets in accordance with the methodology set forth in Code Section 1060 and the regulations thereunder.  Such allocation shall be subject to approval by Seller, which approval shall not be unreasonably withheld, conditioned or delayed.  If the parties cannot agree upon such allocation, they shall submit the dispute for final decision by an independent tax or accounting firm mutually selected by Purchaser and Seller, the expense of which shall be borne equally by each, and each party shall be bound by the decision of such independent tax or accounting firm.  Purchaser and the Seller shall apply the allocations determined under this paragraph for all tax reporting purposes.

SECTION 5.07.   Post-Closing Cooperation.

(a) Following the Closing, for so long as such information is retained by a party (which shall be for a period of at least five years), upon reasonable written notice, each party shall afford or cause to be afforded to the other party and its agents, representatives and auditors reasonable access to the personnel, properties, books, systems, Contracts and records (including financial and other Tax records) relating to the Transferred Assets for any reasonable business purpose, including in respect of litigation, insurance matters, preparation of Tax Returns and financial reporting of such party and its affiliates, including by, as and when reasonably requested by the other party, providing copies of any of the foregoing books, systems, Contracts and records (including financial and other Tax records) relating to the Transferred Assets to the other party; provided, however, that the party requesting such access agrees to reimburse the other party promptly for all reasonable out-of-pocket costs and expenses incurred in connection with any such request.  Notwithstanding the foregoing, a party will not be required to disclose (i) any document or information that is (A) confidential pursuant to, or the disclosure of which would, as determined by such party’s counsel, be reasonably likely to result in a violation of, Applicable Law or (B) confidential pursuant to the terms of a confidentiality agreement with a third party or (ii) such portions of documents or information relating to pricing or other matters that are highly sensitive, if the exchange of such documents (or portions thereof) or information, as determined by such party’s counsel, might reasonably be expected to result in antitrust difficulties for such party (or any of its affiliates) or violate any attorney-client privilege of such party.  If any material is withheld by a party pursuant to the immediately preceding sentence, such party shall inform the other party as to the general nature of what is being withheld.  Each party may redact such portions of such books and records that do not relate to the Transferred Assets, the Assumed Liabilities or the Business.

(b) After the Closing Date, except in the case of an Action by one party against another party, each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of members of such party as witnesses, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting party shall bear all costs and expenses in connection therewith.

(c) Purchaser recognizes that certain records may contain information relating to subsidiaries, divisions or businesses of Seller and its affiliates other than the Business and that Seller may retain copies thereof.

SECTION 5.08.   Publicity.  No communication, release or announcement to the public or to employees or others not directly involved in the negotiation or approval of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby shall be issued or made by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such communication, release or announcement may be required by law or the rules or regulations of any U.S. or foreign securities exchange or similar organization, in which case the party required to make the communication, release or announcement shall allow the other parties reasonable time to comment thereon in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other parties.

SECTION 5.09.   Non-Solicitation / No-Hire of Certain Employees.  For a period of twelve (12) months from and after the Closing Date, (the “Non-Solicitation Period”), Seller shall not, and shall cause the affiliates of Seller not to (i) recruit, solicit, offer employment, influence, entice, encourage, or in any other manner persuade or attempt to persuade, any Transferred Employee (as defined in Section 6.01(a)(ii)) to cease or curtail his or her relationship with Purchaser or any of its affiliates or (ii) hire or attempt to hire, whether as an employee, consultant or otherwise, any such Transferred Employee; provided, however, that (A) if any such Transferred Employee responds to any general public advertisement placed or general solicitation undertaken by Seller or affiliate of Seller, such advertisement or general solicitation shall not itself constitute a breach of this Section 5.09 and (B) this Section 5.09 shall not apply to any Transferred Employee who is not offered employment or whose employment is involuntarily terminated by Purchaser or its affiliates.  In addition, during the Non-Solicitation Period, Seller shall not, and shall cause the affiliates of Seller not to, re-employ any Business Employee who is not an Active Employee (as defined in Section 6.01(a)) due to long-term disability, personal long-term, education or medical leave on the Closing Date, unless (1) Purchaser has not made an offer of employment, and Purchaser has informed Seller that Purchaser does not intend to make an offer of employment, to such Business Employee or (2) such Business Employee has been offered employment by Purchaser and has not accepted such employment.

SECTION 5.10.   Agreements Not To Compete.

(a) Seller’s Restrictive Covenant.   In order that Purchaser may have and enjoy the full benefit of the Business, Seller hereby agrees that it will not, nor will any of its affiliates, directly or indirectly, anywhere in any market in the World engage in the manufacture or sale of the high purity process chemicals set forth on Attachment B for a period of five years from the Closing Date; provided, however, that, notwithstanding the foregoing, Seller or any of its affiliates may engage in such business or activities through any company (or business thereof) that acquires or is acquired by Seller or any of its affiliates after the date of this Agreement if such company was already engaged in such business at the time of such acquisition, and the revenues of such company attributable to that portion of the company engaged in such business during the twelve (12) months preceding the transaction with Seller or any of its affiliates did not exceed twenty percent (20%) of the aggregate revenues of (x) such company during such period, in the case of a company that acquires Seller or any of its affiliates, or (y) all of the businesses or operations acquired by Seller or any of its affiliates from such company during such period, in the case of an acquisition by Seller or any of its affiliates.  This Section 5.10(a) shall be deemed not to be breached as a result of the consummation of any acquisition or business combination involving Seller or any of its affiliates if, following such transaction, either (i) Seller’s public shareholders shall not have a majority of the aggregate voting securities of the surviving corporation in such acquisition or (ii) Seller shall divest itself, within eighteen (18) months after successful consummation of such transaction, of the business or assets that violate this Section 5.10.  Seller agrees that this restrictive covenant is ancillary to the otherwise enforceable promises contained in this Agreement, including Purchaser’s promise to provide Seller with access to confidential business information pursuant to this Agreement and Seller’s return promise not to disclose such information.

(b) Nature of the Restrictive Covenants.  Seller agrees that the time, geographical area, and scope of restrained activities for the restrictions contained in this Section 5.10 are reasonable and necessary to protect the Purchaser and goodwill of the Purchaser.  If a court concludes that any time period, geographical area, or scope of restrained activities specified in this Section 5.10 is unenforceable, the court is vested with the authority to modify the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law.  If for any reason any court of competent jurisdiction finds any provisions of Agreement Section 5.10 unreasonable in duration or geographic scope or otherwise, the Purchaser and Seller agree that the restrictions and prohibitions contained in Section 5.10 of this Agreement shall be effective to the fullest extent allowed under applicable law.  Additionally, if Seller violates any of the restrictions contained in this Section 5.10, the restrictive period shall be suspended and will not run in favor of Purchaser from the time of the commencement of any violation until the time when Seller cures the violation to the Purchaser’s reasonable satisfaction.

(c) Purchaser’s Remedies.  Seller acknowledges that the restrictions contained in this Section 5.10, in view of the nature of Purchaser’s business, are reasonable and necessary to protect Purchaser’s legitimate business interests and that any violation of this Section 5.10 would result in irreparable injury to Purchaser for which there is no adequate remedy at law.  In the event of a breach or a threatened breach by Seller of this Section 5.10, Purchaser shall be entitled to seek a temporary restraining order and injunctive relief restraining Seller from the commission of any breach.  Nothing contained in this Agreement shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, equitable relief, attorneys’ fees, and costs.  The existence of any claim or cause of action by Seller against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to Purchaser’s enforcement of this Section 5.10.

(d) Purchaser’s Restrictive Covenant.  In order that Seller may continue to have and enjoy the full benefit of the Seller’s pCMP cleans business and Seller’s ACT M-100 chemical as identified in Exhibit A of the Milan Tolling Agreement) and as an inducement for Seller to enter into the Milan Tolling Agreement, Purchaser hereby agrees that it will not, nor will any of its affiliates, directly or indirectly, anywhere in any market in the World engage in the manufacture or sale of chemicals related to the pCMP Cleans business and Seller’s ACT M-100 chemical for a period of five years from the Closing Date; provided, however, that, notwithstanding the foregoing, Purchaser or any of its affiliates may engage in such business or activities through any company (or business thereof) that acquires or is acquired by Purchaser or any of its affiliates after the date of this Agreement if such company was already engaged in such business at the time of such acquisition, and the revenues of such company attributable to that portion of the company engaged in such business during the twelve (12) months preceding the transaction with Seller or any of its affiliates did not exceed twenty percent (20%) of the aggregate revenues of (x) such company during such period, in the case of a company that acquires Seller or any of its affiliates, or (y) all of the businesses or operations acquired by Seller or any of its affiliates from such company during such period, in the case of an acquisition by Seller or any of its affiliates.  This Section 5.10(d) shall be deemed not to be breached as a result of the consummation of any acquisition or business combination involving Purchaser or any of its affiliates if, following such transaction, either (i) Purchaser’s public shareholders shall not have a majority of the aggregate voting securities of the surviving corporation in such acquisition or (ii) Purchaser shall divest itself, within eighteen (18) months after successful consummation of such transaction, of the business or assets that violate this Section 5.10.  Purchaser agrees that this restrictive covenant is ancillary to the otherwise enforceable promises contained in this Agreement, including Purchaser’s promise to provide Seller with access to confidential business information pursuant to this Agreement and Seller’s return promise not to disclose such information.

(e) Nature of the Restrictive Covenants.  Purchaser agrees that the time, geographical area, and scope of restrained activities for the restrictions contained in this Section 5.10 are reasonable and necessary to protect the Seller and goodwill of its business.  If a court concludes that any time period, geographical area, or scope of restrained activities specified in this Section 5.10 is unenforceable, the court is vested with the authority to modify the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law.  If for any reason any court of competent jurisdiction finds any provisions of Agreement Section 5.10 unreasonable in duration or geographic scope or otherwise, the Purchaser and Seller agree that the restrictions and prohibitions contained in Section 5.10 of this Agreement shall be effective to the fullest extent allowed under applicable law.  Additionally, if Purchaser violates any of the restrictions contained in this Section 5.10, the restrictive period shall be suspended and will not run in favor of Seller from the time of the commencement of any violation until the time when Purchaser cures the violation to the Purchaser’s reasonable satisfaction.

(f) Seller’s Remedies.  Purchaser acknowledges that the restrictions contained in this Section 5.10, in view of the nature of Seller’s business, are reasonable and necessary to protect Seller’s legitimate business interests and that any violation of this Section 5.10 would result in irreparable injury to Seller for which there is no adequate remedy at law.  In the event of a breach or a threatened breach by Purchaser of this Section 5.10, Seller shall be entitled to seek a temporary restraining order and injunctive relief restraining Purchaser from the commission of any breach.  Nothing contained in this Agreement shall be construed as prohibiting Seller from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, equitable relief, attorneys’ fees, and costs.  The existence of any claim or cause of action by Purchaser against Seller, whether predicated on this Agreement or otherwise, shall not constitute a defense to Seller’s enforcement of this Section 5.10.

SECTION 5.11.   No Use of Certain Retained Names.  Purchaser shall, and shall cause its subsidiaries to, promptly, and in any event (a) within 30 days after the Closing, make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, (b) within 90 days after the Closing, to revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) within 90 days after the Closing, to change signage and stationery and otherwise discontinue use of the Retained Names; provided, however, that during such 90 day period, Purchaser may continue to distribute product literature that uses any Retained Names and distribute products with labeling or packaging that uses any Retained Names to the extent that such product literature and labeling or packaging exists on the Closing Date.  In no event shall Purchaser or any of its subsidiaries use any Retained Names after the Closing in any manner or for any purpose different from the use of such Retained Names by Seller or the Seller Subsidiaries prior to the Closing.  With respect to the Transferred Inventory, Purchaser may continue to sell such Transferred Inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names.  None of the foregoing provisions of this Section 5.11 shall be construed to obligate Purchaser to require any wholesaler, retailer or other merchant or customers of the Business to conduct themselves in accordance therewith.

SECTION 5.12.   Insurance Matters.

(a) Seller shall, and shall cause each Seller Subsidiary to, keep all third party insurance policies currently maintained with respect to the Transferred Assets (the “Seller Insurance Policies”), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.  Purchaser acknowledges that any and all Seller Insurance Policies are owned and maintained by the Seller and its affiliates (and not the Business) and are Excluded Assets.  Purchaser will not have any rights under the Seller Insurance Policies from and after the Closing.

(b) In the event that prior to the Closing any Transferred Asset suffers any damage, destruction or other casualty loss, Seller shall, and shall cause the Seller Subsidiaries to, surrender to Purchaser after the Closing Date (i) any insurance proceeds received by Seller or any Seller Subsidiary under any Seller Insurance Policy with respect to such damage, destruction or loss, less any proceeds applied to the physical restoration of such asset prior to the Closing, and (ii) all rights of Seller or any Seller Subsidiary with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or loss.  Seller shall, and shall cause the Seller Subsidiaries to, make available to Purchaser the benefits of any Seller Insurance Policy covering the Transferred Assets with respect to insured events or occurrences prior to the Closing (whether or not Claims relating to such events or occurrences are made prior to or after the Closing Date); provided, however, that the benefits of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of Seller or any Seller Subsidiary in respect thereof.

SECTION 5.13.   Refunds and Remittances.  After the Closing, if Seller or any of its affiliates receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 10.05.  After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its affiliates in accordance with the terms of this Agreement, Purchaser promptly shall remit or shall cause to be remitted, such amount to Seller at the address set forth in Section 10.05.  After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is related to Claims (including workers’ compensation), litigation or other matters for which Seller is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to Seller at the address set forth in Section 10.05.  After the Closing, if Seller or any of its affiliates receives any refund or other amount which is related to Claims (including workers’ compensation), litigation or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 10.05.  Seller promptly shall remit, or cause to be remitted, to Purchaser at the address set forth in Section 10.05 that portion of all rebates, discounts or similar amounts that Seller or any of its affiliates receives on or after the Closing Date that relate to the operation of the Business or the purchase of goods and services in respect of the Business, in each case, by Purchaser on or after the Closing Date.  Purchaser promptly shall remit, or cause to be remitted, to Seller at the address set forth in Section 10.05 that portion of all rebates, discounts or similar amounts that Purchaser or any of its affiliates receives on or after the Closing Date that relate to the operation of the Business or the purchase of goods and services in respect of the Business, in each case, by Seller prior to the Closing Date.

SECTION 5.14.   Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.04), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose, provided that the taking of such action and the execution of such documents shall not otherwise increase any liability or obligation of Seller or its affiliates under this Agreement or any Ancillary Agreement.

SECTION 5.15.   Financial Statements.  Within 75 days of the Closing, Purchaser will be required to file audited financial statements for the Business for the three fiscal years preceding the Closing, plus interim quarterly unaudited financial statements. Upon reasonable prior notice during normal business hours until expiration of the periods within which Purchaser must file such financial statements, Seller hereby agrees, and agrees to cause the Seller Subsidiaries, to provide Purchaser, its agents and independent auditors access to such data regarding the Business and such additional information as is reasonably requested by the Purchaser, including access to Seller’s independent auditors and their work papers, on a timely basis as is necessary for Purchaser to prepare and file with the Securities and Exchange Commission such audited financial statements and unaudited interim financial statements within the time periods necessary for Purchaser not to be in violation of its filing requirements under the Securities Exchange Act of 1934; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or any Seller Subsidiary or require Seller or any Seller Subsidiary to offer or grant any accommodation (financial or otherwise) to any third party or Governmental Entity.

SECTION 5.16.   Financing.  From the date of execution of this Agreement through the Closing Date, Seller shall, and shall cause the Seller Subsidiaries to, reasonably cooperate with the Purchaser in order to assist the Purchaser in obtaining permanent financing necessary for the Purchaser to pay the Purchase Price hereunder. Such cooperation shall include providing financial information and access to the Business to the agents and representatives of potential providers of such financing to the Purchaser consistent with Seller’s obligations under Section 5.02 with the agreement by Purchaser that any such information provided will be subject to the provisions of Section 5.03; provided, however, that such cooperation does not unreasonably disrupt the normal operations of Seller or any Seller Subsidiary or require Seller or any Seller Subsidiary to offer or grant any accommodation (financial or otherwise) to any third party or Governmental Entity.

SECTION 5.17.   Warranty Costs.  Seller agrees to pay to the Purchaser, within 30 days after receipt of reasonably detailed invoice therefor, the costs incurred by the Purchaser for direct materials, labor, manufacturing overhead, travel and freight arising out of the Purchaser’s assumption of obligations under Section 1.04(a)(iv), which amount shall be charged to Seller in accordance with Purchaser’s standard accounting practices.

SECTION 5.18.   Title Defects Surveys.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the right, at its own expense, to examine title to the Transferred Property at any time prior to Closing for the purpose of ascertaining whether Seller is in compliance with Seller’s representations and warranties set forth herein.  Purchaser may obtain, at its own expense, surveys with respect to the Transferred Property, certified to Purchaser, Purchaser’s lender and the title company, if any.

SECTION 5.19.   Transitional Services Agreement.  On the Closing Date, a Transitional Services Agreement, which provides for the rendering of certain post-Closing transitional services by Seller to Purchaser in connection to the Business, shall have been duly executed by Seller and Purchaser in the form attached hereto as Exhibit D.

SECTION 5.20.   Supply Agreements.  On the Closing Date, a Custom Manufacture of Product Agreement, which provides for Seller to supply certain products and services to Purchaser post-Closing from Seller’s Dallas facility, shall have been executed by Seller and Purchaser substantially in the form attached hereto as Exhibit H.  In addition, on the Closing Date, a Supply Agreement which provides for Purchaser Subsidiary to supply certain products and services to Seller post-Closing, shall have been duly executed by Seller, Purchaser Subsidiary and Purchaser substantially in the form attached hereto as Exhibit H.

SECTION 5.21.   Site Licenses.  On the Closing Date, a Site License for Seller’s use of certain real property located in Pueblo, Colorado owned by Purchaser on a post-Closing basis shall have been duly executed by Seller and Purchaser in the form attached hereto as Exhibit E.

SECTION 5.22.   Subsidiary Business Transfer Agreement.  Without limiting Section 5.04(a), Seller and Purchaser shall provide any required notice under Section 47 of Law No. 428/1990 (the “Union Act”), and shall use their reasonable best efforts to cause the expiration or termination of the applicable consultation period under the Union Act.  Within 5 days after the expiration or termination of the applicable consultation period under the Union

Act, Seller and Purchaser shall use their best efforts to cause their respective affiliates to execute a Subsidiary Business Transfer Agreement in a form reasonably acceptable to Seller and Purchaser and reflecting the terms set forth in Exhibit F attached hereto.

SECTION 5.23.   Technology License Agreement.  On the Closing Date, a Technology License Agreement, which provides for the licensing of certain technology by Purchaser from Seller on a post-Closing basis, shall have been duly executed by Seller and Purchaser in the form attached hereto as Exhibit G.

SECTION 5.24.   Warehousing Agreement.  On the Closing Date, Warehousing Agreements,  which will provide for the supply of warehousing services by Seller or Purchaser, as applicable, to the other, shall have been executed by Seller and Purchaser in a form reasonably acceptable to Seller and Purchaser and reflecting the terms set forth in Exhibit I attached hereto.

SECTION 5.25.   Resale Agreement.  On the Closing Date, a Resale Agreement, which provides for Seller to supply certain products to Purchaser post-Closing from Seller’s Dallas and Easton facilities, shall have been executed by Seller and Purchaser in a form reasonably acceptable to Seller and Purchaser and reflecting the terms set forth in Exhibit J attached hereto.

SECTION 5.26.   Special Warranty Deed.  On the Closing Date, a special warranty deed, which provides for the conveyance of the fee simple real property of Seller located in Pueblo, Colorado to Purchaser, shall have been duly executed by Seller in a form reasonably acceptable to Purchaser.

SECTION 5.27.   Delivery of Certificates of Title.  On the Closing Date, Seller shall have delivered all original certificates of title for any owned Transferred Equipment as set forth in Section 3.05(c) of the Seller Disclosure Schedule in proper form for conveyance to Purchaser.

SECTION 5.28.   Sewer Project Covenants.  From and after Closing, Seller shall reimburse Purchaser for the reasonable and actual out-of-pocket expenses incurred by Purchaser in connection with those actions necessary to bring the sewer system (both the sanitary sewer and the storm water management system) at the Via Ticino facility into compliance with Applicable Law and with representations made to Governmental Entities, all as referenced and described in Section 5.28 of the Seller Disclosure Letter (collectively, such actions are referred to hereinafter as the “Sewer Project”).  Any amounts due under this Section 5.28 shall be paid by Seller within forty-five (45) days after receipt of reasonably satisfactory documentary evidence therefore.  Seller will promptly cooperate with any requests from Purchaser for information relating to the past history or use of the sewer system in Seller’s possession in order to facilitate Purchaser’s execution of the Sewer Project.  Purchaser shall afford, and shall cause the Purchaser Subsidiary to afford, Seller and its accountants, counsel and other representatives reasonable access for the purpose of confirming the costs incurred by Purchaser in connection with the Sewer Project and the execution of the Sewer Project as provided herein, upon reasonable prior notice during normal business hours, to the personnel, properties, books, Contracts, commitments and records and the Transferred Real Property relating to the Sewer Project; provided, however, that such access does not unreasonably disrupt the normal operations of Purchaser and Purchaser Subsidiary.   Seller and the Seller Subsidiaries shall not enter into a

contract related to the Sewer Project without the prior written consent of Purchaser (which consent shall not be unreasonably withheld) and any expenses incurred in connection with any such contract shall be deemed to be reasonable expenses for purposes of this Section 5.28.

ARTICLE VI

Employment Matters

SECTION 6.01.   General.

                (a) Offers of Employment. (i) Except as otherwise provided in Attachment D, Purchaser shall make offers of employment with Purchaser (or its subsidiary formed for the purpose of executing and performing the Subsidiary Business Transfer Agreement (“Purchaser Subsidiary”)(which shall include Purchaser’s compliance with Purchaser’s covenants set forth in this Article VI) to the Business Employees who are actively at work on the Closing Date (each, an “Active Employee”), in accordance with the provisions of this Article VI, to be effective as of the Closing.  For purposes of this Agreement, any Business Employee who is not actively at work on the Closing Date due to vacation, holiday or sick days, in compliance with the applicable policies of Seller or any affiliate of Seller, shall be deemed an Active Employee.  With respect to each Business Employee who is not an Active Employee due to short-term disability, emergency family, personal short-term, jury duty, adoption, reserve military or full-time military leave or an approved leave of absence under the Family and Medical Leave Act of 1993, as amended (“FMLA”), Purchaser shall make an offer of employment with Purchaser or Purchaser Subsidiary (which shall include Purchaser’s compliance with Purchaser’s covenants set forth in this Article VI) to such Business Employee effective as of the date on which such Business Employee presents himself or herself to Purchaser for active employment following the Closing Date, provided that such date is no later than (A) if such Business Employee is not an Active Employee due to short-term disability, the last day on which Seller or affiliate of Seller would have been required to re-employ such Business Employee in accordance with the applicable short-term disability plan of Seller or such affiliate, as applicable, if the transactions contemplated by this Agreement had not occurred; (B) if such Business Employee is not an Active Employee due to approved leave of absence under FMLA, the last day on which Seller or any affiliate of Seller would have been required to re-employ such Business Employee in accordance with the provisions of FMLA, if the transactions contemplated by this Agreement had not occurred; (C) if such Business Employee is not an Active employee due to reserve military or full-time military leave, the last day on which Seller or affiliate of Seller would have been required to re-employ such Business Employee in accordance with the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Department of Labor regulations promulgated thereunder, if the transactions contemplated by this Agreement had not occurred; (D) if such Business Employee is not an Active Employee due to jury duty leave, the day following the end of such Business Employee’s jury service; or (E) if such Business Employee is not an Active Employee due to emergency family, personal short-term or adoption leave, the day that is six months after the Closing Date.  The offers of employment pursuant to this Section 6.01(a)(i) shall be at a base salary or hourly rate of payment that is no less than that in effect on the Closing Date, and on terms and conditions no less favorable in the aggregate than those applicable to the Business Employees immediately prior to the Closing. Seller and Purchaser intend that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Seller or any Seller Subsidiary, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Business Employee prior to or upon the consummation of the transactions contemplated hereby, and that Business Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing.  Nothing herein shall be construed as a representation or guarantee by Seller that any particular Business Employee will accept the offer of employment from Purchaser or will continue in employment with Purchaser following the Closing.

                (ii) Each Business Employee who continues in or accepts employment with Purchaser (or Purchaser Subsidiary) as of the Closing Date (or, in the case of a Business Employee who is not an Active Employee, as of such later date that such Business Employee commences employment with Purchaser or its affiliates) is referred to herein as a “Transferred Employee”.  If any Transferred Employee requires a work permit or employment pass or other approval for his or her employment to continue with Purchaser following the Closing, Purchaser shall use its reasonable best efforts to ensure that any necessary applications are promptly made and to secure the necessary permit, pass or other approval.

                (iii) If the employment of a Transferred Employee is involuntarily terminated without cause within twelve months following the Closing Date (as determined by Purchaser within its sole discretion), Purchaser shall pay such Transferred Employee an amount equal to the product of (A) two times such Transferred Employee’s weekly base salary at the time of such termination of employment and (B) the number of years of such Transferred Employee’s service with Seller and any affiliate of Seller.  In addition, Purchaser shall indemnify, defend and hold harmless Seller and any affiliate thereof against all obligations, liabilities and commitments in respect of claims made by any Business Employee for severance or other termination benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) arising out of, relating to or in connection with Purchaser’s failure to offer employment to, or continue the employment of, any Business Employee, or failure to offer or continue employment on terms and conditions which would preclude any claims of constructive dismissal or similar claims under any Applicable Law or other failure to comply with the terms of this Agreement, or where any such severance or termination benefits are automatically required to be paid under Applicable Law.

                (iv) Purchaser shall comply with all Applicable Laws relating to notification of works councils, unions and relevant governmental bodies, and negotiations with works councils and/or unions in respect of transactions contemplated by this Agreement and shall bear all expenses of any compensation resulting from negotiations with works councils or unions.

                (b) Assumption of Liabilities. Except with respect to any liabilities that transfer to Purchaser pursuant to Applicable Law or as otherwise specifically provided in this Article VI, effective as of the Closing, Seller and the Seller Subsidiaries shall retain sole liability and responsibility for all employment and employee benefits-related liabilities, obligations, claims and losses incurred, or arising out of a period ending, on or prior to the Closing that relate to the Business Employees (or any dependent or beneficiary of any Business Employee).  Except as specifically provided in this Agreement, effective as of the date following the Closing Date, (i) Purchaser shall assume and be solely responsible for all employment and employee benefits-related liabilities, obligations, claims and losses that are incurred and payable on or after the Closing, which liabilities, obligations, claims and losses are incurred or arise out of a period ending on or after the Closing Date, and that relate to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee), (ii) Seller and the Seller Subsidiaries shall have no liability with respect to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that relates to such Transferred Employee’s employment with Purchaser or any of its affiliates, (iii) except with respect to any liabilities that transfer to Purchaser pursuant to Applicable Law or as otherwise specifically provided in this Article VI, neither Purchaser nor any of its affiliates shall have any liability or responsibility for any employment and employee benefits-related liabilities, obligations, claims and losses incurred, or arising out of a period ending, prior to the Closing that relate to the Business Employees (or any dependent or beneficiary of any Business Employee).  For the avoidance of doubt, provided that Purchaser complies with all its obligations under this Agreement and except as required by Applicable Law, Purchaser and its affiliates shall have no liability or obligation whatsoever for Business Employees who do not become Transferred Employees or for any former employees of the Business (or their beneficiaries or dependents).

                (c) Purchaser Benefit Plans. Effective as of the date following the Closing Date, each Transferred Employee shall cease to participate in all Employee Benefit Plans.  Effective not later than the Closing Date, Purchaser shall establish or have in effect compensation and benefit plans, programs and arrangements for the benefit of the Transferred Employees (collectively, “Purchaser Benefit Plans”) in accordance with this Article VI. Purchaser will provide each Transferred Employee who remains employed by Purchaser or its affiliates with compensation and benefits substantially comparable in the aggregate with similarly situated employees of Purchaser and its affiliates.

                (d) Incentive Bonuses for Year of Acquisition. Seller, the Seller Subsidiaries and the other affiliates of Seller shall retain liabilities, obligations and commitments with respect to the Transferred Employees under any applicable annual incentive plans or arrangements of Seller, the Seller Subsidiaries and the other affiliates of Seller that relate to periods commencing prior to and ending on the Closing Date.

                (e) Prior Service Credit. After the Closing Date, Purchaser shall give or cause to be given each Transferred Employee full credit for purposes of eligibility to participate, vesting and benefit accrual, under the Purchaser Benefit Plans, including vacation and severance plans and policies, for such Transferred Employee’s service with Seller, the Seller Subsidiaries and their ERISA Affiliates, to the same extent recognized by Seller, the Seller Subsidiaries and their ERISA Affiliates as of the Closing Date.

                (f) Certain Welfare Benefits Matters.

                (i) With respect to each Purchaser Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (a “Purchaser Welfare Plan”), Purchaser shall waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under the Purchaser Welfare Plans to the extent waived under the applicable corresponding Seller Benefit Plan immediately prior to the Closing, and provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under the Purchaser Welfare Plans for any co-payments and deductibles paid under corresponding Seller Benefit Plans prior to the Closing in the calendar year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual or lifetime maximums) under any Purchaser Welfare Plans in which such Transferred Employee or his or her eligible dependents participates following the Closing.

                (ii) Seller, the Seller Subsidiaries and the other affiliates of Seller shall be responsible in accordance with their respective Seller Benefit Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA (each, a “Seller Welfare Plan”) in effect prior to the Closing for all reimbursement Claims (such as medical and dental Claims) for expenses incurred, and for all non-reimbursement Claims (such as life insurance Claims) incurred, while covered under such plans by Transferred Employees and their dependents.  Purchaser shall be responsible in accordance with the applicable Purchaser Welfare Plans for all reimbursement Claims (such as medical and dental Claims) for expenses incurred, and for all non-reimbursement Claims (such as life insurance Claims) incurred, by Transferred Employees and their dependents while covered under the Purchaser Welfare Plans.  For purposes of this Section 6.01(f)(ii), a Claim shall be deemed to be incurred as follows:  (A) life, accidental death and dismemberment, and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (B) health, dental or prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies.

                (g) Pension Plans. Effective after the Closing Date, each Transferred Employee who is a participant, as of the Closing Date, in a Seller Benefit Plan that is a defined benefit pension plan or a defined contribution pension plan (including any supplemental or excess benefit plan) (as applicable, the “Seller Pension Plans”) shall cease participation in the Seller Pension Plans, and service with any employer following the Closing shall not be taken into account for any purpose under the Seller Pension Plans.

                (h) Accrued Vacation. Purchaser shall allow each Transferred Employee who has vacation days that are accrued or earned for the calendar year in which the Closing occurs but that are not used as of the Closing Date to take, prior to the end of such calendar year, a number of paid vacation days equal to the number of such accrued or earned and unused vacation days.  As soon as practicable after the Closing, Seller shall provide Purchaser with an updated schedule of each Business Employee’s accrued but unused vacation and paid time off as of the Closing Date as reflected in Seller’s records.

                (i) Administration. Following the date of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VI, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by Applicable Law), and in obtaining any governmental approvals required hereunder.

SECTION 6.02.   Special U.S. Provisions.

                (a) Notwithstanding the provisions of Section 6.01, references to “Business Employees” and “Transferred Employees” in this Section 6.02 shall refer only to Business Employees and Transferred Employees, as the case may be, who immediately prior to the Closing, are primarily based in the United States.

                (b) 401(k) Plan. As soon as practicable after and effective as of the day following the Closing Date, Purchaser or one of its affiliates shall adopt or designate a defined contribution plan (the “Purchaser Qualified Defined Contribution Plan”) that covers the Transferred Employees and meets the requirements of Section 401(a) of the Code.  As soon as practicable after the Closing Date, Purchaser shall permit each Transferred Employee participating in the Seller Retirement Savings Plan (the “Seller Qualified Defined Contribution Plan”) to effect, and Purchaser agrees to cause the Purchaser Qualified Defined Contribution Plan to accept, in accordance with Applicable Law, a “direct rollover” to the Purchaser Qualified Defined Contribution Plan of each Transferred Employee’s account balance (including earnings thereon through the date of transfer, and promissory notes evidencing all outstanding loans) under the Seller Qualified Defined Contribution Plans if such rollover is elected in accordance with Applicable Law by such Transferred Employee, subject to each of Seller and Purchaser’s reasonable satisfaction that the Seller Qualified Defined Contribution Plan or the Purchaser Qualified Defined Contribution Plan, as applicable, is in compliance with all Applicable Laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code.  Upon completion of a direct rollover of a Transferred Employee’s account balances, as described in this Section 6.02(b), Purchaser and the Purchaser Qualified Defined Contribution Plans shall be fully responsible for the account balances rolled over in such manner, provided that Seller shall indemnify and hold Purchaser, its affiliates and the Purchaser Qualified Defined Contribution Plan harmless from and against any liability that may result from any claim for any benefit alleged to be payable under the Seller Qualified Defined Contribution Plan arising out of the failure by Seller or any other affiliate of Seller to administer the Seller Qualified Defined Contribution Plan in compliance with Applicable Law.

                (c) U.S. Welfare Benefits Matters. (i) Effective as of the Closing Date, Seller, the Seller Subsidiaries and the other affiliates of Seller shall be responsible for providing continuation coverage within the meaning of COBRA to Transferred Employees and their eligible dependents to the extent required by COBRA with respect to a “qualifying event” (as defined in COBRA) occurring on or prior to the Closing Date, and Purchaser shall be responsible for providing  continuation coverage within the meaning of COBRA to Transferred Employees and their eligible dependents to the extent required by COBRA with respect to a qualifying event occurring after the Closing Date.

                (ii) Seller shall be responsible for all Claims for workers’ compensation benefits which are incurred prior to the Closing by Transferred Employees that are payable under the terms and conditions of Seller’s workers’ compensation programs.  Purchaser shall be responsible for all Claims for workers’ compensation benefits which are incurred after the Closing by Transferred Employees.  For purposes of this Section 6.02(c)(ii), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”).  If the Workers’ Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of Seller and Purchaser and shall be equitably apportioned between Seller and Purchaser based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Closing.

                (d) U.S. Flexible Spending Accounts. Purchaser shall have in effect as of the Closing flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) that provide benefits to Transferred Employees who had flexible spending reimbursement accounts immediately prior to the Closing in a Seller Benefit Plan that is intended to qualify under Section 125 of the Code (the “Seller Cafeteria Plan”) and Purchaser agrees to cause the Purchaser Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts from the Seller Cafeteria Plan and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employee under the Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing.  As soon as practicable following the Closing Date, Seller shall cause to be transferred from the Seller Cafeteria Plan to the Purchaser Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made prior to the Closing during the year in which the Closing Date occurs by Transferred Employees over the aggregate reimbursement payouts made prior to the Closing for such year from such accounts to the Transferred Employees.  If the aggregate reimbursement payouts made to Transferred Employees prior to the Closing from the flexible spending reimbursement accounts during the year in which the Closing Date occurs exceed the aggregate accumulated contributions to such accounts made by the Transferred Employees prior to the Closing for such year, Purchaser shall make a payment equal to the value of such excess to Air Products as soon as practicable following the Closing Date.  From and after the Closing, Purchaser shall assume and be solely responsible for all claims by Transferred Employees under the Seller Cafeteria Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing.

                (e) WARN Act. Purchaser agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”),

and any similar Federal, state or local law or regulation, and to otherwise comply with the WARN Act and any such other similar law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring after the Closing.  Purchaser shall not take any action after the Closing that would cause any termination of employment of any employees by Seller or its affiliates that occurs on or before the Closing Date to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act or any similar Federal, state or local law or regulation, or to create any liability or penalty to Seller or its affiliates for any employment terminations under Applicable Law.  On the Closing Date, Seller shall notify Purchaser of any layoffs of any Business Employees in the 90-day period prior to the Closing.

                (f) Employment Tax Reporting Responsibility. Purchaser and Seller hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34.  Accordingly, Seller shall have no United States employment tax reporting responsibilities, and Purchaser shall have full United States employment tax reporting responsibilities, for Transferred Employees subject to United States employment taxes following the close of business on the Closing Date.

SECTION 6.03.   Special Non-U.S. Provisions.

                (a) Without limiting the generality of Section 6.01, with respect to any Business Employees who are employed primarily outside the United States, following the Closing, Purchaser shall, or shall cause its affiliates to, provide such Business Employees with terms and conditions of employment in accordance with all Applicable Laws.

                (b) From and after the Closing Date, Purchaser shall, or shall cause its affiliates to, comply in all material respects with the terms of all collective bargaining agreements that cover one or more Transferred Employees (each, a “CBA”).  Notwithstanding anything to the contrary in this Section 6.03(b), Purchaser further agrees that the provisions of this Section 6.03(b) shall be subject to any applicable provisions of the CBA in respect of the Business Employees, to the extent such provisions are inconsistent with or otherwise conflict with the provisions of the CBA.

ARTICLE VII

Conditions Precedent

SECTION 7.01.   Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase and pay for the Transferred Assets, and the obligation of Seller to sell, transfer, assign and deliver, or cause the Seller Subsidiaries to sell, transfer, assign and deliver, as applicable, the Transferred Assets to Purchaser, are subject to the satisfaction (or waiver by Purchaser and Seller) on or prior to the Closing Date of the following conditions:

                (a) Governmental Approvals. The waiting period under the HSR Act or any other applicable Antitrust Laws shall have expired or been terminated in relation to the Acquisition.

                (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition shall be in effect preventing, the purchase or sale of all or substantially all the Transferred Assets or the assumption of any portion of the Assumed Liabilities.

                (c) No Actions. No Action challenging this Agreement or seeking to prevent the consummation of the transactions contemplated hereby shall have been instituted by any Governmental Entity and be pending.

SECTION 7.02.   Conditions to Obligation of Purchaser.  The obligation of Purchaser to purchase and pay for the Transferred Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

                (a) Representations and Warranties.  The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date). Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

                (b) Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing.  Purchaser shall have received a certificate signed by an authorized officer of Seller as to the satisfaction of the foregoing condition.

                (c) Execution and Delivery of Ancillary Agreements.  Seller and Seller Subsidiaries shall have executed and delivered the Ancillary Agreements to which it is a party.  Seller Subsidiaries shall have executed and delivered the Ancillary Agreements and the Subsidiary Business Transfer Agreement to which any such Seller Subsidiary is a party.

                (d) Delivery of Consents and Notices. Seller shall have delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, the consents set forth on Section 7.02(d) of the Seller Disclosure Letter.  Seller shall have delivered to the appropriate third parties (with a copy to Purchaser), the notices set forth in Section 7.02(d) of the Seller Disclosure Letter.

SECTION 7.03.   Conditions to Obligation of Seller.  The obligation of Seller to sell, transfer, assign and deliver, or to cause the Seller Subsidiaries to sell, transfer, assign and deliver the Transferred Assets to Purchaser is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

                (a) Representations and Warranties.  The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.  Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                (b) Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.  Seller shall have received a certificate signed by an authorized officer of Purchaser as to the satisfaction of the foregoing condition.

                (c) Execution and Delivery of Ancillary Agreements.  Purchaser shall have executed and delivered each of the Ancillary Agreements to which it is a party.

SECTION 7.04.   Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VIII

Termination; Effect of Termination

SECTION 8.01.   Termination.

                (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

                (i) by mutual written consent of Seller and Purchaser;

                (ii) by Seller if Purchaser does not provide to Seller within 40 days of execution of this Agreement evidence that it has cash on hand and commitments for borrowing facilities that together are sufficient to enable it to consummate the Acquisition;

                (iii) by Seller if (A) any of the conditions set forth in Section 7.03 shall have become incapable of fulfillment and shall not have been waived by Seller, (B) 45 days have elapsed since the receipt by Purchaser of a written notice from Seller of such incapability and (C) Purchaser shall have failed to fulfill such condition within such 45-day period;

                (iv) by Purchaser if (A) any of the conditions set forth in Section 7.02 shall have become incapable of fulfillment and shall not have been waived by Purchaser, (B) 45 days have elapsed since the receipt by Seller of a written notice from Purchaser of such incapability and (C) Seller shall have failed to fulfill such condition within such 45-day period;

                (v) by Seller or Purchaser if the Closing does not occur on or prior to January 31, 2008 (each in this Section 8.01, the “Termination Date”); or

                (vi) by Purchaser, if Purchaser shall have delivered to Seller the notice set forth in Section 5.02(b)(ii), within five calendar days after the receipt thereof.

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                (b) In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

                (i) Purchaser shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to Seller all documents and other material received from Seller and any of its affiliates relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof; and

                (ii) all confidential information received by Purchaser and its directors, officers, employees, agents, representatives and advisors with respect to the businesses of Seller shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02.      Effect of Termination.

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.03(a) relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (ii) Section 5.05 relating to certain expenses, (iii) Section 8.01(b) and this Section 8.02 and (iv) Article X.  Nothing in this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE IX

Indemnification

SECTION 9.01.      Indemnification by Seller.

                (a) From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its affiliates and each of their respective officers, directors,

employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all Claims, losses, damages, liabilities, obligations or expenses, including reasonable fees and expenses of attorneys and other necessary outside consultants (collectively, “Losses”) (without duplication, in the case of any such Loss relating to the Seller Environmental Liabilities (as defined in Section 9.09(a)), for which indemnification provisions are set forth in Section 9.09) to the extent arising or resulting from:

(i) the failure of any of the representations and warranties of Seller made in this Agreement or in any document or certificate delivered in connection herewith to be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided that the foregoing shall not apply to any of the representations and warranties set forth in Section 3.14(b) through (g);
(ii) any breach of any covenant of Seller (or any Seller Subsidiary) contained in this Agreement, any Ancillary Agreement or the Subsidiary Business Transfer Agreement;
(iii) Retained Liabilities; and
(iv) any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker, financial advisor or comparable other persons retained or employed by them in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i)  under clause (i) or (ii) of Section 9.01(a), for Losses suffered by Purchaser Indemnitees unless the aggregate of all Losses suffered by the Purchaser Indemnitees as a result of the matters described in such clauses exceeds an amount equal to $250,000, and then only to the extent of any such excess;
(ii) under clauses (i) and (ii) of Section 9.01(a), in excess of 20% of the Purchase Price;
(iii) under clause (i) or (ii) of Section 9.01(a), for any indirect, special, incidental, consequential or punitive damages claimed by Purchaser arising out of a breach of any representation, warranty or covenant of Seller hereunder, except to the extent that such damages being claimed by Purchaser are owed by Purchaser to a third party as a result of a Third Party Claim (as defined in Section 9.05); and
(iv) with respect to any matter, to the extent that such matter was reflected in the calculation of the adjustment to the Closing Date Payment, if any, pursuant to Section 2.01(c).

(c) Purchaser shall have no claim or right to indemnification pursuant to this Article IX and none of Seller, its affiliates or any other person shall have or be subject to any liability to Purchaser or any other person, with respect to the accuracy and correctness of any information, documents or materials furnished by Seller, any of its affiliates or any of their respective officers, directors, employees, agents or advisors to Purchaser and any information, documents or material made available to Purchaser and its representatives in certain “data rooms”, management presentations or any other form (other than as specifically contained in Article II or III of this Agreement) in expectation of the transactions contemplated by this Agreement.

(d) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that, should the Closing occur, absent fraud, its sole and exclusive monetary remedy after the Closing with respect to any and all claims relating to this Agreement and the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, and the Transferred Assets shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims or causes of action arising from fraud or breaches of covenants that survive the Closing) it may have against Seller or any of its affiliates or any of their respective officers, directors, employees, agents or advisors arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law), common or otherwise, except pursuant to the indemnification provisions set forth in this Article IX.

(e) EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, (A) SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING THE TRANSFERRED ASSETS, ASSUMED LIABILITIES OR THE BUSINESS, (B) ALL OF THE ASSETS TO BE TRANSFERRED OR THE LIABILITIES TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT OR ANY SUBSIDIARY BUSINESS TRANSFER AGREEMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE ENTERING INTO OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.02.   Indemnification by Purchaser.  From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(a) the failure of any of the representations and warranties of Purchaser made in this Agreement or in any document or certificate delivered in connection herewith to be true and correct as of the Closing Date as though made on the Closing Date;

(b) any breach of any covenant of Purchaser or its affiliates contained in this Agreement, any Ancillary Agreement or any Subsidiary Business Transfer Agreement;

(c) any Assumed Liability;

(d) any fees, expenses or other payments incurred or owed by Purchaser or its affiliates to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and

(e) any and all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising from, or relating to, the ownership or operation of the Business or the Transferred Assets after the Closing Date.

SECTION 9.03.   Calculation of Losses.  The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered by the Indemnified Party (as defined in Section 9.05) under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Loss.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income tax purposes.  The amount of the Loss arising out of any item included as a liability in calculating Closing Working Capital shall be calculated net of the amount so included.  The amount of the Loss arising out of any reduction in value of any asset acquired at the Closing shall be calculated net of the reported value of such asset used in calculating Closing Working Capital.

SECTION 9.04.   Termination of Indemnification.  The obligations to indemnify and hold harmless any party (i) pursuant to Section 9.01(a)(i) or 9.02(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.07 and (ii) the other clauses of Sections 9.01 and 9.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 9.05 to the party to be providing the indemnification.

SECTION 9.05.   Indemnification Procedures.

(a) Third Party Claims.  If any party (the “Indemnified Party”) receives written notice of the commencement of any Action or Proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 9.01 or 9.02 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, in each case to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby  (except that the Indemnifying Party shall not be liable for any expenses incurred by the third party during the period in which the Indemnified Party failed to give such notice).  The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof.  If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice; provided, however, that such counsel is reasonably satisfactory to the Indemnified Party; provided, further, however, that in the event the Indemnifying Party assumes the defense of any Third Party Claim it shall actively pursue such defense in good faith.  If the Indemnifying Party does not assume the defense of such Third Party Claim within 30 days of receipt of such notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to assume the defense thereof, at the cost and expense of the Indemnifying Party, upon delivery of notice to such effect to the Indemnifying Party.  So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense (such counsel to be reasonably satisfactory to the Indemnifying Party) and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall control such defense, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for (x) relief other than money damages or (y) money damages if the Indemnifying Party has not acknowledged in writing that it shall be responsible for such money damages, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  The parties will use their reasonable best efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party has assumed the defense of the Third Party Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(b) Other Claims.  The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter giving rise to a claim of indemnity pursuant to Section 9.01 or 9.02, that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party.  The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party will have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party.  The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters and furnishing employees to assist in the investigation, defense and resolution of such matters.

SECTION 9.06.   Mitigation.

(a) Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify any other party or an affiliate thereof hereunder, including by using reasonable best efforts to mitigate or resolve any such claim or liability.  Without limiting the generality of the foregoing, each party shall cooperate with the other parties in obtaining any governmental approvals, licenses, consents, waivers or permits, or any other approvals or consents reasonably within such party’s control, which may be required to resolve any claim or liability.  In the event that Purchaser or Seller shall fail to use such reasonable best efforts to mitigate or resolve any claim or liability, then, notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any Loss that could reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had used such efforts.

(b) Purchaser and Seller each agree to use its reasonable best efforts to pursue (and collect on) any recovery available under any insurance policies with respect to the relevant Loss.

SECTION 9.07.   Survival of Representations.  The representations and warranties in this Agreement shall survive the Closing solely for purposes of this Article IX and shall terminate the date that is sixteen (16) months after the Closing Date, except for (i) those representations and warranties set forth in Section 3.01, Section 3.02, the first sentence of Section 3.05(a), and the third sentence of Section 3.06(a), which shall survive indefinitely, (ii) those representations and warranties under Section 3.10, which shall expire thirty (30) days after the expiration of the applicable statute of limitations for the subject matter of the representation or warranty, and (iii) those representations and warranties set forth in Section 3.14, which shall expire on the second (2nd) anniversary of the Closing Date.

SECTION 9.08.   Access.  In the event that Seller receives any demand, claim or notice of any liability, violation or Proceeding relating to the matters covered by 9.09(a)(viii) (but only with respect to a breach of the representations and warranties contained in Section 3.14(c)), Purchaser shall grant to Seller and its respective affiliates, agents, contractors and subcontractors, within three (3) business days of a request therefor, rights to access, enter, travel over, use and occupy the relevant property sufficient to investigate or defend such claim, perform any voluntary or mandatory remedial activity or otherwise comply with its obligations under this Agreement or Applicable Law including any request of any Governmental Entity.  Seller shall indemnify Purchaser against any actual Losses directly resulting from bodily injury or property damage that occur during the terms of such access and to the extent such are caused by the gross negligence or intentional misconduct of Seller or its respective agents, affiliates, contractors or subcontractors while at such property.

SECTION 9.09.   Specific Environmental Indemnity by Seller.

(a) From and after the Closing, Seller shall indemnify, defend and hold harmless all Purchaser Indemnitees from and against any and all Losses to the extent arising or resulting from (the “Seller Environmental Liabilities”):

(i) any breach of Seller’s covenants under Section 5.28;

(ii) [intentionally omitted];

(iii) [intentionally omitted];

(iv) groundwater and soil contamination described in Section 9.09(a)(iv) of the Seller Disclosure Letter;

(v) except for those items covered under Sections 9.09(a) (ii) — (iv), any Hazardous Substances on, in or about the Transferred Assets, including all Releases of Hazardous Substances on, to or from the Transferred Assets, prior to or as of Closing, including the subsequent migration of such substances post-Closing;

(vi) to the extent not covered by Section 9.09(a)(v), personal injuries and property damage (such property damage being at locations not part of the Transferred Assets) related to Hazardous Substances or arising under Environmental Law, arising out of acts, omissions or conditions prior to or as of Closing;

(vii) to the extent not covered by Section 9.09(a)(v), the presence or Release of Hazardous Substances at locations not a part of the Transferred Assets; and

(viii) the failure of any of the representations and warranties of Seller made in Section 3.14(b) through (g) to be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date).

The indemnities in this Section 9.09(a) are intended to include claims resulting from the negligence or alleged negligence of an Purchaser Indemnitee and statutory and common law negligence and strict liability claims including those arising under Environmental Laws, including without limitation CERCLA and analogous Laws.

(b) Limitations on Seller’s Indemnification.

(i) The indemnities in this Section 9.09 are not subject to any limitations contained in Sections 9.01(b) and 9.04.

(ii) Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability under Section 9.09(a)(iv) upon Seller’s receipt of the consent, in a form reasonably acceptable to Purchaser, to assign Seller’s interest in the Remediation Agreement (as defined in Section 9.09(a)(iv) of the Seller Disclosure Letter).

(iii) Under Sections 9.09(a)(v) and 9.09(a)(viii), Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability for Losses suffered by Purchaser Indemnitees unless the aggregate of all Losses suffered by the Purchaser Indemnitees subject to Section 9.09 exceeds an amount equal to $250,000, and then only to the extent of any such excess.  Further, Seller’s liability under Sections 9.09(a)(v) and 9.09(a)(viii) shall not exceed 20% of the Purchase Price.

(iv) Seller’s indemnity obligations under Sections 9.09(a)(v)-(viii) are conditioned upon either (a) Purchaser’s discovery of the relevant matters without any Unreasonable Action or (b) notice relating to such matters from a Third Party or a Governmental Entity.

(v) Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability pursuant to Sections 9.09(a)(v)-(vii) unless Purchaser Indemnitee shall have provided notice to Seller of such right or claim prior to the tenth anniversary of Closing.  The obligations to indemnify pursuant to Section 9.09(a)(viii) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.07.

(vi) To the extent Losses under Section 9.09(a)(v) relate to or involve the remediation, removal or cleanup of Hazardous Materials, Seller’s indemnity obligation under Section 9.09(a)(v) shall be limited to those Losses necessary to achieve the least stringent cleanup standard for an industrial property available under applicable Environmental Law and permitted by the Governmental Entity with jurisdiction and utilizing, for the applicable Transferred Asset, such reasonable institutional or engineering controls which do not materially interfere with or restrict the use of the Transferred Asset and do not materially diminish the value of the Transferred Asset.  However, to the extent that the Losses under Section 9.09(a)(v) relate to the remediation, removal or cleanup of Hazardous Materials and arises as the result of a third party claim, Purchaser will use reasonable efforts to secure the third party’s acceptance of the cleanup standard set forth in the proceeding sentence, but if the third party will not consent to such standard, the Seller’s indemnification obligation will not be limited by this Section 9.09(b)(vi).

(vii) Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability under Section 9.09(a)(viii), for any indirect, special, incidental, consequential or punitive damages claimed by Purchaser arising out of a breach of any representation, warranty or covenant of Seller under Section 3.14, except to the extent that such damages being claimed by Purchaser are owed by Purchaser to a third party as a result of a Third Party Claim.

(c) The indemnification procedures governing this Section 9.09 shall be the same as those set out in Sections 9.05(a) and (b).

ARTICLE X

General Provisions

SECTION 10.01.   Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto, except that Purchaser may assign its rights hereunder to a wholly owned subsidiary of Purchaser without the prior written consent of Seller; provided, however, that no such assignment shall limit or affect Purchaser’s obligations hereunder.  Any attempted assignment in violation of this Section 10.01 shall be void.

SECTION 10.02.   Amendments and Waivers.  This Agreement may not be amended, modified, superseded or canceled except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term, covenant, representation, warranty, condition or other provision of this Agreement that such other party was or is obligated to comply with or perform.

SECTION 10.03.   No Third-Party Beneficiaries.  Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 10.04.   Attorney Fees.  A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other parties by reason of the enforcement and protection of their rights under this Agreement.  The payment of such expenses is in addition to any other relief to which such other parties may be entitled.

SECTION 10.05.   Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i) if to Seller,

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195

Attention: Corporate Secretary and General Counsel

Facsimile: (610) 481-5765

(ii) if to Purchaser,

KMG Chemicals, Inc.

10611 Harwin Drive, Suite 402

Houston, Texas 77036

Attention: Roger C. Jackson

Facsimile: (713) 600-3150

with a copy to:

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, Texas 77002

Attention:  George G. Young III and William B. Nelson

Facsimile: (713) 236-5557

SECTION 10.06.   Headings; Certain Definitions.

(a) The descriptive headings of the several Articles and Sections of this Agreement and the Seller Disclosure Letter and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles”, “Sections” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

(b) For all purposes hereof:

“$” means United States dollars.

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Accounts Payable” means all accounts payable, regardless of when asserted, billed or imposed, of Seller or any Seller Subsidiaries as of the Closing arising out of the operation or conduct of the Business or their use and ownership of the Transferred Assets prior to the Closing.

“Action” means any demand, action, suit, counter suit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Supply Agreement, each Site License, the Transitional Services Agreement, the Technology License Agreement, the Special Warranty Deed and any other documents entered in connection with the transactions consummated by this Agreement.

“Antitrust Laws” means the HSR Act or any other Applicable Law of the United States or of any other country that pertains to antitrust, merger control or competition matters.

“Antitrust Proceeding” means any proceeding seeking a preliminary injunction or other comparable legal impediment to the Acquisition or to Purchaser’s freedom to operate the Business after Closing under any Antitrust Law.

“Applicable Law” means all applicable Laws.

“Assignment and Assumption Agreement” means the assignment and assumption agreement in respect of the intangible assets substantially in the form attached hereto as Exhibit B.

“Bill of Sale” means bill of sale in respect of the tangible assets substantially in the form attached hereto as Exhibit C.

“Business” means the manufacturing, selling, distribution, research or development of hydrochloric acid by Seller and the Seller Subsidiaries as of the date of this Agreement at the facilities set out in Sections 3.06(a) and 3.06(b) of the Seller Disclosure Letter.

“business day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in Houston, Texas.

“Business Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence (any such item, an “Effect”) that has been or would reasonably be expected to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise) or results of operations of the Business, taken as a whole, other than an Effect relating to (i) the economy generally, (ii) the industries in which the Business operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally, or (iv) the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the transactions contemplated hereby or the pendancy thereof, or (B) the ability of Seller (or any of Seller Subsidiaries, if applicable) to perform their obligations under this Agreement and the Ancillary Agreements or to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Claims” means claims, demands, actions, suits and causes of action in law or equity.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Early Closing Adjustment Amount” has the meaning ascribed to it in Section 1.07(b) of the Seller Disclosure Letter.

“Early Closing Adjustment Statement” has the meaning ascribed to it in Section 1.07(b) of the Seller Disclosure Letter.

“Environmental Laws” means all applicable federal, state and local foreign laws, (including the common law), statutes, codes, ordinances, orders, rules, regulations, binding directives or Judgments issued or promulgated by any Governmental Entity relating to pollution, the generation, use, management, manufacture, treatment, storage, disposal, transportation, investigation, remediation, removal, cleanup, monitoring or Release of Hazardous Materials, the protection of human health or the environment, or the protection of natural resources or the environment (including the restoration thereof), or the protection of environmentally sensitive areas or protected, endangered or threatened species or biota.  Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and analogous state or local Laws. Environmental Laws shall also include those laws regulating severe accidents, Italian Legislative Decree No. 334/1988, Italian Legislative Decree No. 59/2005, safety at work legislation, legislation concerning security industrial machinery and industry plants, Italian Legislative Decree No. 152/2006 and Italian Legislative Decree No. 626/1994, as those may have been subsequently amended and integrated.

“Environmental Permits” means any permit, license, approval, registration notification, or other authorization required pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or at any time within the six (6)-year period preceding the date of this Agreement would have been treated as a “single employer” with Seller under Code Section 414(b), (c), (m), or (o).

“Hazardous Materials” means any material, substance or waste that is regulated, classified or otherwise characterized because of its effect or potential effect on human health or the environment, including without limitation any material defined as a “hazardous waste,” “solid waste”, “hazardous material,” or other words of similar import, and includes without limitation (i) any petroleum or any fraction thereof or petroleum products or by-products, radioactive materials or wastes, asbestos in any form, asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, radon gas, silica or (ii) any other pollutant, chemical, material, substance, contaminant or waste to the extent prohibited, limited or regulated by or pursuant to any Environmental Law.

“including” means including, without limitation, with “include” having a correlative meaning.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Seller” means the actual knowledge of the persons set forth in Attachment C, after due inquiry in order to make the applicable representation or warranty referred to herein in an informed manner.

“Law” means any federal, state, local, municipal, or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law.

“Site License” means the site license for either the Pueblo Gas Pad or Milan site substantially in the form attached hereto as Exhibit E.

“Legal Requirement” means any statute, ordinance, code, Law, rule, regulation, order, guidance or other requirement, standard or procedure enacted, adopted or applied by any

Governmental Entity (including judicial decisions applying common law or interpreting any other Legal Requirement).

“Licensed Assets” means those assets of Seller licensed to Purchaser pursuant to the Technology License Agreement.

“Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any tax period that includes but does not end on the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

“Seller Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), any retirement plan, cafeteria plan, flexible spending arrangement, sick leave policy, vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, severance, medical, life, disability or other welfare benefit plan or program, or any other benefit plans, programs, agreements, or policies, and all employment termination, severance, or other employment agreements, whether written or oral, sponsored, established, maintained or contributed to, by Seller or any ERISA Affiliate, for the benefit of any current or former employee or other person, and any related trust or other funding medium.

“Shared Contract” means any Transferred Contract to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary is bound which does not relate exclusively to the Business.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“subsidiary” of any person (other than an individual) means any other person (other than an individual) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such person is directly or indirectly owned or controlled (i) by such first person, (ii) by any one or more of its subsidiaries or (iii) by such first person and one or more of its subsidiaries; provided, however, that no person that is not directly or indirectly wholly owned by any other person shall be a subsidiary of such other person unless such other person controls, or has the right, power or ability to control, that person.

“Subsidiary Business Transfer Agreement” means the subsidiary business transfer agreement substantially in the form attached hereto as Exhibit F.

“Supply Agreement” means the supply agreement substantially in the form attached hereto as Exhibit H.

“Tax” or “Taxes” means all forms of taxation imposed by any Federal, state, provincial, local, foreign or other Taxing Authority (as defined below), including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“Technology License Agreement” means the property license agreement substantially in the form of Exhibit G.

“Transfer Taxes” means all sales use, transfer, recording, filing, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and notarial or other fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Transitional Services Agreement” means the transitional services agreement substantially in the form attached hereto as Exhibit D.

“Unreasonable Action” shall mean any voluntary action by Purchaser (including a communication with a Governmental Entity) unless such action is (a) required by Law; (b) reasonably necessary in order to avoid a order, suit or action or to avoid an Order by a Governmental Entity; (c) reasonably necessary in order to prevent or mitigate a threat to human health or the environment, including based upon the discovery of a contaminant detected in connection with the performance of the Remediation Agreement (as defined in Section 9.09(a)(iv) of the Seller Disclosure Letter), the responsibility for which has been disclaimed by the other party thereto; (d) consistent in nature, scope and magnitude with Purchaser’s past practices and is taken in the ordinary course of Purchaser’s normal operations (including the performance of capital improvements, operations and maintenance and construction and renovation activities); (e) undertaken based upon conditions discovered in connection with Purchaser’s performance of a Phase I environmental site assessment prior to the execution of this agreement; (f) undertaken based upon conditions discovered during the addressing the repairs to the sewer lines at the Via Ticino facility; (g) undertaken at the request of Purchaser’s insurer or in order to obtain insurance; or (h) undertaken in connection with or as the result of items discovered during an environmental investigation or other due diligence activity by a bona fide prospective purchaser, assignee or sublessee of any of the Transferred

Assets who is not affiliated with Purchaser, and which activity is taken in connection with the prospective sale or other transfer of an interest in such Transferred Asset

                SECTION 10.07.   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person, by facsimile, or by electronic image scan, receipt acknowledged in each case, to the other parties hereto.

                SECTION 10.08.   Integrated Contract; Exhibits and Seller Disclosure Letter.  This Agreement, including the Seller Disclosure Letter and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 10.02 hereof, the Confidentiality Agreement and the Ancillary Agreements, including the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters.  All Exhibits and the Seller Disclosure Letter annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Seller Disclosure Letter or Exhibits but not otherwise defined therein shall be defined as set forth in this Agreement.  There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.  In the event of any conflict between the provisions of this Agreement (including the Seller Disclosure Letter and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control.  Any matter disclosed in the Seller Disclosure Letter shall be deemed disclosed for all purposes and all Sections to the extent that the relevance of any such disclosure to any other Section is reasonably apparent from the text of such disclosure.

                SECTION 10.09.   Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  The Ancillary Agreements are in the English language only, which shall be controlling in all respects.  No translation, if any, of the Ancillary Agreements into any other language shall be of any force or effect in the interpretation of such Ancillary Agreement or in a determination of the intent of either party thereto.

                SECTION 10.10.   Severability; Enforcement.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                SECTION 10.11.   Consent to Jurisdiction.  Each party irrevocably agrees that any Action against them arising out of, or in connection with, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or disputes relating hereto or thereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of  located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, and waives any objection it may have to venue or convenience of forum, in each case, with respect to any such Action.  This Section 10.11 shall not apply to any dispute under Section 2.01(b) that is required to be decided by the Accounting Firm.

                SECTION 10.12.   Service of Process.  Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any Action in New York with respect to any matters for which it has submitted to jurisdiction pursuant to Section 10.11.

                SECTION 10.13.   Governing Law.  This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without reference to its conflicts of law principles.

                SECTION 10.14.   Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.14.

                SECTION 10.15.   Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction pursuant to Section 10.11, this being in addition to any other remedy to which they are entitled at law or in equity.

INDEX OF DEFINED TERMS(1)

Location of
Defined Term	Defined Term

$	Section 10.06(b)
Accounting Firm	Section 2.01(b)
Accounting Principles	Section 2.01(d)
Accounts Payable	Section 10.06(b)
Accounts Receivable	Section 3.16
Acquisition	Section 1.01
Action	Section 10.06(b)
Active Employee	Section 6.01(a)
Adjusted Purchase Price	Section 2.01(c)
affiliate	Section 10.06(b)
Agreement	Preamble
Ancillary Agreements	Section 10.06(b)
Antitrust Laws	Section 10.06(b)
Antitrust Proceeding	Section 10.06(b)
Applicable Law	Section 10.06(b)
Ashland Agreement	Section 9.09(a)(iv)
Assignment and Assumption Agreement	Section 10.06(b)
Assumed Liabilities	Section 1.04(a)
Assumed Tax Liabilities-Section	Section 1.04(a)(vi)
Bill of Sale	Section 10.06(b)
Business	Section 10.06(b)
Business Contracts	Section 3.08(b)
business day	Section 10.06(b)
Business Employee	Section 3.12(a)
Business Financial Statements	Section 3.04(a)
Business Material Adverse Effect	Section 10.06(b)
CBA	Section 6.03(b)
CERCLA	Section 3.14(f)
Claims	Section 10.06
Closing	Section 1.06
Closing Date	Section 1.06
Closing Date Payment	Section 1.07(b)
Closing Working Capital	Section 2.01(a)
COBRA	Section 10.06(b)
Code	Section 10.06(b)
Confidentiality Agreement	Section 5.03(a)
Consent	Section 3.03
Contract	Section 1.02(a)(viii)

Covered Employee Liabilities	Section 1.04(a)(viii)
DOJ	Section 5.04(d)
Early Closing Adjustment Amount	Section 10.06(b)
Early Closing Adjustment Statement	Section 10.06(b)
Effect	Section 10.06(b)
Environmental Laws	Section 10.06(b)
Environmental Permits	Section 10.06(b)
Equipment	Section 1.02(a)(iii)
ERISA	Section 10.06(b)
ERISA Affiliate	Section 10.06(b)
Excluded Assets	Section 1.02(b)
Financing	Section 4.05
FMLA	Section 6.01(a)(i)
FTC	Section 5.04(d)
GAAP	Section 3.04(a)
Governmental Entity	Section 3.03
Hazardous Materials	Section 10.06(b)
HIPAA	Section 3.12(f)
HSR Act	Section 3.03
including	Section 10.06(b)
Indemnified Party	Section 9.05(a)
Indemnifying Party	Section 9.05(a)
Intellectual Property	Section 1.02(a)(5)
Inventory	Section 1.02(a)(ii)
IRS	Section 10.06(b)
knowledge of Seller	Section 10.06(b)
Law	Section 10.06(b)
Leased Property	Section 3.06
Legal Requirement	Section 10.06(b)
Liabilities	Section 3.04(b)
Licensed Assets	Section 10.06(b)
LIBOR	Section 2.01(c)
Liens	Section 3.05(a)
Losses	Section 9.01(a)
Non-solicitation Period	Section 5.09
Notice of Disagreement	Section 2.01(b)
Owned Intellectual Property	Section 3.07(a)
Permits	Section 1.02(a)(vii)
Permitted Liens	Section 3.05(a)
Person or person	Section 10.06(b)
Post-Closing Tax Period	Section 10.06(b)
Pre-Closing Tax Period	Section 10.06(b)
Prime Rate	Section 2.01(c)
Proceeding	Section 1.04(a)(ii)
Purchase Price	Section 1.01
Purchaser	Preamble

Purchaser Benefit Plans	Section 6.01(c)
Purchaser Indemnitee	Section 9.01(a)
Purchaser Material Adverse Effect	Section 4.01
Purchaser Qualified Defined Contribution Plan	Section 6.02(b)
Purchaser Subsidiary	Section 6.01(a)
Purchaser Welfare Plans	Section 6.01(f)(i)
Real Property	Section 3.06
Records	Section 1.02(a)(x)
Release	Section 10.06(b)
Retained Liabilities	Section 1.04(b)
Retained Names	Section 1.02(b)(xii)
Retained Tax Liabilities	Section 1.04(b)(v)
Seller	Preamble
Seller Disclosure Letter	Article III
Seller Employee Benefit Plan	Section 10.06(b)
Seller Indemnitee	Section 9.02
Seller Insurance Policies	Section 5.12(a)
Seller Pension Plans	Section 6.01(g)
Seller Qualified Defined Contribution Plan	Section 6.02(b)
Seller Subsidiaries	Recitals
Seller Welfare Plan	Section 6.01(f)(ii)
Shared Contract	Section 10.06(b)
Site License	Section 10.06(b)
Statement	Section 2.01(a)
Statement of Assets and Liabilities	Section 3.04(a)
Straddle Period	Section 10.06(b)
Subsidiary, subsidiary	Section 10.06(b)
Subsidiary Business Transfer Agreement	Section 10.06(b)
Supply Agreement	Section 10.06(b)
Target Working Capital Amount	Section 2.01(c)
Tax(es)	Section 10.06(b)
Taxing Authority	Section 10.06(b)
Tax Return(s)	Section 10.06(b)
Technology	Section 1.02(a)(vi)
Technology License Agreement	Section 10.06(b)
Termination Date	Section 8.01(a)(vi)
Third Party Claim	Section 9.05(a)
Transfer Taxes	Section 10.06(b)
Transferred Assets	Section 1.02(a)
Transferred Contracts	Section 1.02(a)(vii)
Transferred Equipment	Section 1.02(a)(iii)
Transferred Employee	Section 6.01(a)(ii)
Transferred Intellectual Property	Section 1.02(a)(v)
Transferred Inventory	Section 1.02(a)(ii)
Transferred Permits	Section 1.02(a)(vii)
Transferred Real Property	Section 1.02(a)(i)

Transferred Receivables	Section 1.02(a)(iv)
Transferred Technology	Section 1.02(a)(vi)
Transitional Services Agreement	Section 10.06(b)
Union Act	Section 5.23
Unreasonable Action	Section 10.06(b)
WARN Act	Section 6.02(d)
Workers’ Compensation Event	Section 6.02(c)(ii)
Working Capital	Section 2.01(d)

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

AIR PRODUCTS AND CHEMICALS, INC.,

by
Name:
Title:

KMG CHEMICALS, INC.,

by
Name: John V. Sobchak
Title: Vice President & Chief Financial Officer